SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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AUTOZONE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOZONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 16, 2009

What:	Annual Meeting of Stockholders

When:	December 16, 2009, 8:30 a.m. Central Standard Time

Where:	J. R. Hyde III Store Support Center 123 South Front Street Memphis, Tennessee

Stockholders will vote regarding:	• Election of ten directors

• Approval of the AutoZone, Inc. 2010 Executive Incentive Compensation Plan

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year

• The transaction of other business that may be properly brought before the meeting

Record Date:	Stockholders of record as of October 19, 2009, may vote at the meeting.

By order of the Board of Directors,

Harry L. Goldsmith
Secretary

Memphis, Tennessee
October 26, 2009

We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective and reliable alternatives to returning your proxy card by mail.

AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Proxy Statement
for
Annual Meeting of Stockholders
December 16, 2009

The Meeting

The Annual Meeting of Stockholders of AutoZone, Inc. will be held at AutoZone’s offices, the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, at 8:30 a.m. CST on December 16, 2009.

About this Proxy Statement

Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

In this Proxy Statement:

•	“AutoZone,” “we,” and “the Company” mean AutoZone, Inc., and

•	“Annual Meeting” or “Meeting” means the Annual Meeting of Stockholders to be held on December 16, 2009, at 8:30 a.m. CST at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee.

•	“Board” means the Board of Directors of AutoZone, Inc.

AutoZone will pay all expenses incurred in this proxy solicitation. In addition to mailing this Proxy Statement to you, we have retained D.F. King & Co., Inc. to be our proxy solicitation agent for a fee of $10,000 plus expenses. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

This Proxy Statement is first being sent or given to security holders on or about October 26, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 16, 2009. This Proxy Statement and the annual report to security holders are available at www.autozoneinc.com.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1. to elect ten directors;

2. to approve the AutoZone, Inc. 2010 Executive Incentive Compensation Plan;

3. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

Stockholders also will transact any other business that may be properly brought before the Meeting.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is October 19, 2009. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the Meeting. At the close of business on the record date, October 19, 2009, we had 49,868,736 shares of common stock outstanding.

How do I vote my shares?

You may vote your shares in person or by proxy:

By Proxy:  You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

1. By Telephone:  You may submit your voting instructions by telephone by following the instructions printed on the enclosed proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

2. On the Internet:  You may vote on the Internet by following the instructions printed on the enclosed proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

3. By Mail:  If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

In Person:  You may attend the Annual Meeting and vote in person. If you are a registered holder of your shares (if you hold your stock in your own name), you need only attend the Meeting. However, if your shares are held in an account by a broker, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

What if I have shares in the AutoZone Employee Stock Purchase Plan?

If you have shares in an account under the AutoZone Employee Stock Purchase Plan, you have the right to vote the shares in your account. To do this you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card.

How will my vote be counted?

Your vote for your shares will be cast as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR the AutoZone, Inc. 2010 Executive Incentive Compensation Plan, FOR Ernst & Young LLP as independent registered public accounting firm, and in the proxies’ discretion on any other matter that may properly be brought before the Meeting or any adjournment of the Meeting.

The votes will be tabulated and certified by our transfer agent, Computershare. A representative of Computershare will serve as the inspector of election.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Meeting by:

•	giving written notice to our Secretary that you have revoked the proxy, or

•	providing a later-dated proxy.

Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

How many shares must be present to constitute a quorum for the Meeting?

Holders of a majority of the shares of the voting power of the Company’s stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum is present or represented. Any business which could have been transacted at the Meeting as originally scheduled can be conducted at the adjourned meeting.

Are there any agreements with stockholders concerning the Annual Meeting?

ESL Investments, Inc. and its affiliates (collectively, “ESL”), entered into an agreement with AutoZone dated as of June 25, 2008 (the “ESL Agreement”), in which ESL agreed to appear at each meeting of the stockholders of the Company and at each adjournment or postponement thereof, or otherwise cause all shares of AutoZone common stock owned by ESL to be counted as present for the purpose of establishing a quorum. ESL also agreed to vote its shares of AutoZone common stock in excess of certain thresholds in the same proportion as shares not owned by ESL are actually voted. At this Annual Meeting, the applicable percentage threshold is 40% of the then outstanding common stock; thereafter, the percentage threshold will be 37.5% as long as the Agreement remains in effect.

Under the terms of the ESL Agreement, the Company agreed to take certain actions with regard to the size and composition of the Board of Directors, including appointment to the Board of two directors identified by ESL who were reasonably acceptable to a majority of the members of the Nominating and Corporate Governance Committee of the Board and were “independent” under the Company’s Corporate Governance Principles and the rules of the New York Stock Exchange. William C. Crowley and Robert R. Grusky were identified by ESL and were appointed to the Board in accordance with the ESL Agreement and approved by AutoZone’s shareholders at AutoZone’s 2008 Annual Meeting. Both Messrs. Crowley and Grusky have been renominated for election at this Annual Meeting.

The ESL Agreement will continue in effect until the earliest of (a) the date upon which the common stock owned by ESL constitutes less than 25% of the then-outstanding shares of AutoZone common stock, (b) the date upon which the common stock owned by ESL exceeds 50% of the then-outstanding shares of AutoZone common stock, provided ESL has acquired additional shares representing above 10% of the then-outstanding shares subsequent to the date of the ESL Agreement, and (c) the date upon which the parties mutually agree in writing to terminate the ESL Agreement.

As of July 16, 2009, ESL was the beneficial holder of 20,206,396 shares of common stock, representing approximately 40.5% of the outstanding common stock. See “Security Ownership of Certain Beneficial Owners” on page 21 for more information about ESL’s ownership of AutoZone common stock.

THE PROPOSALS

PROPOSAL 1 — Election of Directors

Ten directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders in 2010. Directors are elected by a plurality, so the ten persons nominated for director and receiving the most votes will be elected. Pursuant to AutoZone’s Corporate Governance Principles, however, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

Abstentions and broker non-votes have no effect on the election of directors. (“Broker non-votes” are shares held by banks or brokers on behalf of their customers that are represented at the Meeting but are not voted.)

The Board of Directors recommends that the stockholders vote FOR each of these nominees. These nominees have consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for the substitute nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Each of the nominees named below was elected a director at the 2008 annual meeting.

Nominees

The nominees are:

William C. Crowley, 52, has been a director since 2008. He has served as Executive Vice President and a director of Sears Holdings Corporation, a broadline retailer, since March 2005. Additionally, he has served as Chief Administrative Officer of Sears Holdings Corporation since September 2005. Mr. Crowley also served as the Chief Financial Officer of Sears Holdings Corporation from March 2005 until September 2006 and from January 2007 until October 2007. Mr. Crowley has served as a director of Sears Canada, Inc. since March 2005 and as the Chairman of the Board of Sears Canada, Inc. since December 2006. Since January 1999, Mr. Crowley has also been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. From May 2003 until March 2005, Mr. Crowley served as director and Senior Vice President, Finance of Kmart Holding Corporation. Mr. Crowley is also a director of AutoNation, Inc.

Sue E. Gove, 51, has been a director since 2005.  She has been the Executive Vice President and Chief Operating Officer of Golfsmith International Holdings, Inc. since September 2008. Ms. Gove previously had been a self-employed consultant since April 2006, serving clients in specialty retail and private equity. Ms. Gove was a consultant for Prentice Capital Management, LP from April 2007 to March 2008. She was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003.

Earl G. Graves, Jr., 47, has been a director since 2002 and was elected Lead Director in January 2009. He has been the President and Chief Executive Officer of Earl G. Graves Publishing Company, publisher of Black Enterprise, since January 2006, and was President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

Robert R. Grusky, 52, has been a director since 2008.  Mr. Grusky founded Hope Capital Management, LLC, an investment firm for which he serves as Managing Member, in 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky also served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is also a director of AutoNation, Inc. and Strayer Education, Inc.

J. R. Hyde, III, 66, has been a director since 1986 and was non-executive Chairman of the Board from 2005 until June 2007. He has been the President of Pittco, Inc., an investment company, since 1989 and has been the Chairman of the Board and a director of GTx, Inc., a biotechnology, pharmaceutical company since 2000. Mr. Hyde, AutoZone’s founder, was AutoZone’s Chairman from 1986 to 1997 and its Chief Executive Officer from 1986 to 1996. He was Chairman and Chief Executive Officer of Malone & Hyde, AutoZone’s former parent company, until 1988. Mr. Hyde is also a director of FedEx Corporation.

W. Andrew McKenna, 63, has been a director since 2000 and served as Lead Director from June 2007 through January 2009. He is a private investor. Until his retirement in 1999, he had held various positions with The Home Depot, Inc., including Senior Vice President — Strategic Business Development

from 1997 to 1999; President, Midwest Division from 1994 to 1997; and Senior Vice President — Corporate Information Systems from 1990 to 1994. He was also President of SciQuest.com, Inc. in 2000.

George R. Mrkonic, Jr., 57, has been a director since 2006. He served as Vice Chairman of Borders Group, Inc. from 1994 to 2002. He has held senior level executive positions with W.R. Grace and Company, Herman’s World of Sporting Goods, EyeLab, Inc., and Kmart Specialty Retail Group. He is also a director of Brinker International, Inc., Syntel, Inc. and Pacific Sunwear.

Luis P. Nieto, 54, has been a director since 2008.  He was president of the Consumer Foods Group for ConAgra Foods Inc., one of the largest packaged foods companies in North America, from 2008 until his retirement in June 2009. Previously, he was president of ConAgra Refrigerated Foods from 2006 to 2008 and ConAgra Meats from 2005 to 2006. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. He held other positions at Dean Foods Group from 1998 to 2000. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is also a director of Ryder System, Inc.

William C. Rhodes, III, 44, was elected Chairman in June 2007. He has been President, Chief Executive Officer, and a director since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President - Store Operations and Commercial. Prior to fiscal 2005, he had been Senior Vice President - Supply Chain and Information Technology since fiscal 2002, and prior thereto had been Senior Vice President - Supply Chain since 2001. Prior to that time, he served in various capacities within the Company, including Vice President - Stores in 2000, Senior Vice President - Finance and Vice President - Finance in 1999 and Vice President - Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP. It is anticipated that Mr. Rhodes will become a member of the Board of Directors of Dollar General Corporation upon the completion of its Initial Public Offering.

Theodore W. Ullyot, 42, has been a director since 2006. He has been the Vice President and General Counsel of Facebook, Inc. since October 2008. Previously, Mr. Ullyot was a partner in the Washington, D.C. office of Kirkland & Ellis LLP from May 2008 through October 2008. He was the Executive Vice President and General Counsel of ESL Investments, Inc., a private investment firm, from October 2005 to April 2008. Mr. Ullyot served in the George W. Bush Administration from January 2003 to October 2005, including as Chief of Staff at the Department of Justice and as a Deputy Assistant and an Associate Counsel to the President of the United States. Earlier in his career, he was General Counsel of AOL Time Warner Europe and a law clerk to Supreme Court Justice Antonin Scalia.

Independence

How many independent directors does AutoZone have?

Our Board of Directors has determined that eight of our current ten directors are independent: William C. Crowley, Sue E. Gove, Earl G. Graves, Jr., Robert R. Grusky, W. Andrew McKenna, George R. Mrkonic, Jr., Luis P. Nieto, Jr., and Theodore W. Ullyot. All of these directors meet the independence standards of our Corporate Governance Principles and the New York Stock Exchange listing standards.

How does AutoZone determine whether a director is independent?

In accordance with AutoZone’s Corporate Governance Principles, a director is considered independent if the director:

•	has not been employed by AutoZone within the last five years;

•	has not been employed by AutoZone’s independent auditor in the last five years;

•	is not, and is not affiliated with a company that is, an adviser, or consultant to AutoZone or a member of AutoZone’s senior management;

•	is not affiliated with a significant customer or supplier of AutoZone;

•	has no personal services contract with AutoZone or with any member of AutoZone’s senior management;

•	is not affiliated with a not-for-profit entity that receives significant contributions from AutoZone;

•	within the last three years, has not had any business relationship with AutoZone for which AutoZone has been or will be required to make disclosure under Rule 404(a) or (b) of Regulation S-K of the Securities and Exchange Commission as currently in effect;

•	receives no compensation from AutoZone other than compensation as a director;

•	is not employed by a public company at which an executive officer of AutoZone serves as a director;

•	has not had any of the relationships described above with any affiliate of AutoZone; and

•	is not a member of the immediate family of any person with any relationships described above.

The term “affiliate” as used above is defined as any parent or subsidiary entity included in AutoZone’s consolidated group for financial reporting purposes.

In determining whether any business or charity affiliated with one of our directors did a significant amount of business with AutoZone, our Board has established that any payments from either party to the other exceeding 1% of either party’s revenues would disqualify a director from being independent.

In determining the independence of our directors, the Board considers relationships involving directors and their immediate family members that are relevant under applicable laws and regulations, the listing standards of the New York Stock Exchange, and the standards contained in our Corporate Governance Principles (listed above). The Board relies on information from Company records and questionnaires completed annually by each director.

As part of its most recent independence determinations, the Board noted that AutoZone does not have, and did not have during fiscal 2009, significant commercial relationships with companies at which Board members served as officers or directors, or in which Board members or their immediate family members held an aggregate of 10% or more direct or indirect interest. The Board considered the fact that Mr. Crowley is a director and officer of Sears Holdings Corporation and is also Chief Operating Officer of ESL Investments, Inc., which beneficially owns 40.5% of AutoZone’s outstanding stock. ESL Investments, Inc., with its affiliates, is a substantial stockholder of Sears Holdings Corporation. During fiscal 2009, Sears Holdings Corporation did business with AutoZone in arm’s length transactions which were not, individually or cumulatively, material to either AutoZone or Sears Holding Corporation.

The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service or as directors or trustees.

Based on its review of the above matters, the Board determined that none of Messrs. Crowley, Graves, Grusky, McKenna, Mrkonic, Nieto or Ullyot or Ms. Gove has a material relationship with the Company and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles and applicable law and listing standards. The Board also determined that Mr. Rhodes is not independent since he is an employee of the Company and Messrs. Hyde and Rhodes are not independent because they serve on the boards of not-for-profit organizations which receive more than one percent (1%) of their revenues from the Company.

Corporate Governance Documents

Our Board of Directors has adopted Corporate Governance Principles; charters for its Audit, Compensation, and Nominating & Corporate Governance Committees; a Code of Business Conduct & Ethics for directors, officers and employees of AutoZone; and a Code of Ethical Conduct for Financial Executives. Each of these documents is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Meetings and Attendance

How many times did AutoZone’s Board of Directors meet during the last fiscal year?

During the 2009 fiscal year, the Board of Directors held six meetings.

Did any of AutoZone’s directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All our directors attended at least 75% of the meetings of the Board of Directors and their assigned committees during the fiscal year.

What is AutoZone’s policy with respect to directors’ attendance at the Annual Meeting?

As a general matter, all directors are expected to attend our Annual Meetings. At our 2008 Annual Meeting, all directors other than Charles M. Elson, who was not standing for re-election, were present.

Do AutoZone’s non-management directors meet regularly in executive session?

The non-management members of our Board of Directors regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting. Our Lead Director, Mr. Graves, presides at these sessions.

Committees of the Board

What are the standing committees of AutoZone’s Board of Directors?

AutoZone’s Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting only of independent directors.

Audit Committee

What is the function of the Audit Committee?

The Audit Committee is responsible for:

•	the integrity of the Company’s financial statements,

•	the independent auditor’s qualification, independence and performance,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee performs its duties by:

•	evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Audit Committee;

•	pre-approving all audit and permitted non-audit services performed by the independent auditor, considering issues of auditor independence;

•	conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;

•	reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;

•	overseeing the Company’s internal audit function;

•	reporting periodically to the Board and making appropriate recommendations; and

•	preparing the report of the Audit Committee required to be included in the annual proxy statement.

Who are the members of the Audit Committee?

The Audit Committee consists of Ms. Gove, Mr. McKenna (Chairman), Mr. Mrkonic, and Mr. Nieto.

Are all of the members of the Audit Committee independent?

Yes, the Audit Committee consists entirely of independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

Does the Audit Committee have an Audit Committee Financial Expert?

The Board has determined that Ms. Gove, Mr. McKenna, Mr. Mrkonic and Mr. Nieto each meet the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission. All members of the Audit Committee meet the New York Stock Exchange definition of financial literacy.

How many times did the Audit Committee meet during the last fiscal year?

During the 2009 fiscal year, the Audit Committee held ten meetings.

Where can I find the charter of the Audit Committee?

The Audit Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Compensation Committee

What is the function of the Compensation Committee?

The Compensation Committee has the authority, based on its charter and the AutoZone Corporate Governance Principles, to:

•	review and approve AutoZone’s compensation objectives;

•	review and approve the compensation programs, plans and awards for executive officers, including recommending equity-based plans for stockholder approval;

•	act as administrator as may be required by AutoZone’s short- and long-term incentive plans and other stock or stock-based plans; and

•	review the compensation of AutoZone’s non-employee directors from time to time and recommend to the full Board any changes that the Compensation Committee deems necessary.

The Compensation Committee may appoint subcommittees from time to time with such responsibilities as it may deem appropriate; however, the committee may not delegate its authority to any other persons.

AutoZone’s processes and procedures for the consideration and determination of executive compensation, including the role of the Compensation Committee and compensation consultants, are described in the “Compensation Discussion and Analysis” on page 21.

Who are the members of the Compensation Committee?

The Compensation Committee consists of Mr. Grusky, Mr. Mrkonic and Mr. Ullyot (Chairman), all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principals and the listing standards of the New York Stock Exchange.

How many times did the Compensation Committee meet during the last fiscal year?

During the 2009 fiscal year, the Compensation Committee held three meetings.

Where can I find the charter of the Compensation Committee?

The Compensation Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Nominating and Corporate Governance Committee

What is the function of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee ensures that:

•	qualified candidates are presented to the Board of Directors for election as directors;

•	the Board of Directors has adopted appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors; and

•	AutoZone’s Articles of Incorporation and Bylaws are structured to best serve the interests of the stockholders.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee consists of Mr. Crowley, Ms. Gove, Mr. Graves (Chairman) and Mr. Nieto, all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principals and the listing standards of the New York Stock Exchange.

How many times did the Nominating and Corporate Governance Committee meet during the last fiscal year?

During the 2009 fiscal year, the Nominating and Corporate Governance Committee held five meetings.

Where can I find the charter of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Director Nomination Process

What is the Nominating and Corporate Governance Committee’s policy regarding consideration of director candidates recommended by stockholders? How do stockholders submit such recommendations?

The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from stockholders if they are submitted in writing to AutoZone’s Secretary in accordance with the procedure set forth in Article III, Section 1 of AutoZone’s Fourth Amended and Restated Bylaws (“Bylaws”), including biographical and business experience information regarding the nominee and other information required by said Article III, Section 1. Copies of the Bylaws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at www.autozoneinc.com.

What qualifications must a nominee have in order to be recommended by the Nominating and Corporate Governance Committee for a position on the Board?

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. They should also have demonstrated the confidence to be truly independent, as well as be business savvy, have an owner orientation and have a genuine interest in AutoZone. Core competencies of the Board as a whole are accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at www.autozoneinc.com.

How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

Prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, and also reviews the composition of the full Board to determine the areas of expertise and core competencies needed to enhance the function of the Board. The Nominating and Corporate Governance Committee may also consider other factors such as the size of the Board, whether a candidate is independent, how many other public company directorships a candidate holds, and the listing standards requirements of the New York Stock Exchange.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by stockholders in accordance with the procedure described above, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of the Bylaws, will receive the same consideration as the Nominating and Corporate Governance Committee’s other potential nominees.

Procedure for Communication with the Board of Directors

How can stockholders and other interested parties communicate with the Board of Directors?

Stockholders and other interested parties may communicate with the Board of Directors by writing to the Board, to any individual director or to the non-management directors as a group c/o Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. All such communications will be forwarded unopened to the addressee. Communications addressed to the Board of Directors or to the non-management directors as a group will be forwarded to the Chairman of the Nominating and Corporate Governance Committee and communications addressed to a committee of the Board will be forwarded to the chairman of that committee.

Compensation of Directors

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2009 fiscal year. No amounts were paid to our non-employee directors during the 2009 fiscal year that would be classified as

“Non-Equity Incentive Plan Compensation,” “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” or “All Other Compensation,” so these columns have been omitted from the table.

	Fees
	Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
	($)	($)	($)	($)
Name(1)	(2)	(3)	(4)	(5)

William C. Crowley	20,186	19,857	75,017	115,060
Charles M. Elson(6)	6,686	6,686	73,831	87,203
Sue E. Gove	20,267	19,726	63,898	103,891
Earl G. Graves, Jr.	21,603	21,603	95,436	138,642
Robert R. Grusky	28,979	28,516	65,617	123,112
N. Gerry House(6)	5,942	5,942	73,831	85,715
J.R. Hyde, III	20,004	20,004	99,595	139,603
W. Andrew McKenna	25,155	24,856	99,595	149,606
George R. Mrkonic, Jr.	20,004	20,004	120,435	160,443
Luis Nieto(7)	35,235	35,235	61,709	132,179
Theodore W. Ullyot	22,495	22,495	81,523	126,513

(1)	William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 33.

(2)	Under the AutoZone, Inc. 2003 Director Compensation Plan, non-employee directors receive at least 50% of their annual retainer fees and committee chairmanship fees in AutoZone common stock or in Stock Units (units with value equivalent to the value of shares of AutoZone common stock as of the grant date). They may elect to receive up to 100% of the fees in stock and/or to defer all or part of the fees in Stock Units, as defined herein. This column represents the 50% of the fees that were paid in cash or which the director elected to receive in stock or Stock Units during fiscal 2009, and any cash paid in lieu of fractional shares under the AutoZone, Inc. 2003 Director Compensation Plan. The stock and stock unit amounts reflect the dollar amounts recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). See Note B, Share-Based Payments, to our consolidated financial statements in our Annual Report on Form 10-K for the year ended August 29, 2009 (“2009 Annual Report”) for a discussion of our accounting for share-based awards and the assumptions used. The other 50% of the fees, which were required to be paid in stock or Stock Units, are included in the amounts in the “Stock Awards” column.

(3)	The “Stock Awards” column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) for awards of common stock under the Director Compensation Plan during fiscal 2009, and awards of common stock and Stock Units under the Director Compensation Plan and its predecessor, the 1998 Director Compensation Plan, prior to fiscal 2009. See Note B, Share-Based Payments, to our consolidated financial statements in our 2009 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding Stock Units held by each director and the grant date fair value of each stock award made during fiscal 2009 are shown in the following footnote 4. See “Security Ownership of Management and Board of Directors” on page 20 for more information about our directors’ stock ownership.

(4)	The “Option Awards” column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) for stock options awarded under the AutoZone, Inc. 2003 Director Stock Option Plan and its predecessor, the 1998 Director Stock Option Plan. It includes amounts from awards granted in and prior to fiscal 2009. See Note B, Share-Based Payments, to our consolidated financial statements in our 2009 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. As of August 29, 2009, each non-employee director had the following aggregate number of outstanding Stock Units and stock options:

	Stock	Stock
	Units	Options*
Director	(#)	(#)

William C. Crowley	—	6,526
Charles M. Elson**	—	—
Sue E. Gove	280	11,215
Earl G. Graves, Jr.	3,070	19,282
Robert R. Grusky	88	5,526
N. Gerry House**	—	—
J.R. Hyde, III	7,196	27,000
W. Andrew McKenna	4,247	30,955
George R. Mrkonic, Jr.	1,097	12,857
Luis P. Nieto	558	5,412
Theodore W. Ullyot	971	7,578

*	Includes vested and unvested stock options.

**	Mr. Elson and Dr. House retired from the Board in December 2008.

The following table shows the grant date fair value of each stock award and each stock option award made during fiscal 2009 computed in accordance with SFAS 123(R). Stock award values are determined using the Black-Scholes option pricing model. See Note B, Share-Based Payments, to our consolidated financial statements in our 2009 Annual Report for a discussion of our accounting for share-based awards and the assumptions used.

		Grant Date Fair	Grant Date Fair
		Value of Stock	Value of Option
		Awards	Awards
Name	Grant Date	($)	($)

William C. Crowley	9/1/2008	9,960
	12/1/2008	9,912
	1/1/2009		28,201
	3/1/2009	9,990
	6/1/2009	9,851

Charles M. Elson†	9/1/2008	11,247
	12/1/2008	2,124

Sue E. Gove	9/1/2008	4,980
	12/1/2008	4,901
	1/1/2009		28,201
	3/1/2009	4,995
	6/1/2009	4,850

Earl G. Graves, Jr.	9/1/2008	10,002
	12/1/2008	9,999
	1/1/2009		28,201
	3/1/2009	11,960
	6/1/2009	11,245

Robert R. Grusky	9/1/2008	4,994
	12/1/2008	4,999
	1/1/2009		18,801
	3/1/2009	9,277
	6/1/2009	9,245

N. Gerry House†	9/1/2008	10,002
	12/1/2008	1,884

J. R. Hyde, III	9/1/2008	10,002
	12/1/2008	9,999
	1/1/2009		28,201
	3/1/2009	10,005
	6/1/2009	10,002

W. Andrew McKenna	9/1/2008	12,450
	12/1/2008	12,417
	1/1/2009		28,201
	3/1/2009	12,417
	6/1/2009	12,427

George R. Mrkonic, Jr.	9/1/2008	10,002
	12/1/2008	9,999
	1/1/2009		28,201
	3/1/2009	10,005
	6/1/2009	10,002

Luis P. Nieto††	9/23/2008		42,908
	12/1/2008	32,970
	1/1/2009		18,801
	3/1/2009	18,753
	6/1/2009	18,747

Theodore W. Ullyot	9/1/2008	11,247
	12/1/2008	11,251
	1/1/2009		14,101
	3/1/2009	11,246
	6/1/2009	11,245

†	Mr. Elson and Dr. House retired from the Board in December 2008.

††	Mr. Nieto joined the Board on September 23, 2008 and received an initial stock option grant on that date in accordance with the AutoZone, Inc. 2003 Director Stock Option Plan. His December 1, 2008, stock award included shares valued at $14,217.03 as payment for services rendered from September 23, 2008 through November 1, 2008.

(5)	The “Total” column is different than total compensation actually paid to our directors in fiscal 2009. See footnotes 3 and 4 above.

(6)	Mr. Elson and Dr. House retired from the Board in December 2008.

(7)	Mr. Nieto joined the Board on September 23, 2008.

Narrative Accompanying Director Compensation Table

Directors may select at the beginning of each calendar year between two pay alternatives. The first alternative includes an annual retainer fee of $40,000 and a stock option grant. The second alternative includes an annual retainer of $40,000, a supplemental retainer fee of $35,000, and a smaller stock option grant. The second alternative was added in 2008 to make the director compensation package more attractive to potential director candidates (and existing directors) who, in a given year, might prefer a higher percentage of fixed compensation. Directors electing either alternative receive a significant portion of their compensation in AutoZone common stock, since at least one-half of the base retainer and, if applicable, one-half of the supplemental retainer must be paid in AutoZone common stock or stock units.

Annual Retainer Fees.  Non-employee directors must choose each year between the two compensation alternatives described above. A director electing the first alternative will receive an annual base retainer fee of $40,000 (the “Base Retainer”). A director electing the second alternative will receive, in addition to the Base Retainer, an annual supplemental retainer fee in the amount of $35,000 (the “Supplemental Retainer”), for a total retainer of $75,000, but will receive a smaller annual stock option award under the Director Stock Option Plan as explained below under “Director Stock Option Plan.” There are no meeting fees.

The chairman of the Audit Committee receives an additional fee of $10,000 annually, and the chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional fee of $5,000 per year.

Director Compensation Plan.  Under the AutoZone, Inc. 2003 Director Compensation Plan (the “Director Compensation Plan”), a non-employee director may receive no more than one-half of the annual fees in cash — the remainder must be taken in AutoZone common stock. The director may elect to receive up to 100% of the fees in stock or to defer all or part of the fees in units with value equivalent to the value of shares of AutoZone Common Stock (“Stock Units”). Unless deferred, the annual fees are payable in advance in equal quarterly installments on September 1, December 1, March 1, and June 1 of each year, at which time each director receives cash and/or shares of common stock in the amount of one-fourth of the annual fees. The number of shares issued is determined by dividing the amount of the fee payable in shares by the fair market value of the shares as of the grant date.

If a director defers any portion of the annual fees in the form of Stock Units, then on September 1, December 1, March 1, and June 1 of each year, AutoZone will credit a unit account maintained for the director with a number of Stock Units determined by dividing the amount of the fees by the fair market value of the shares as of the grant date. Upon the director’s termination of service, he or she will receive the number of shares of common stock with which his or her unit account is credited, either in a lump sum or installments, as elected by the director under the Director Compensation Plan.

Director Stock Option Plan.  Under the AutoZone, Inc. 2003 Director Stock Option Plan (the “Director Stock Option Plan”), directors who elect to be paid only the Base Retainer will receive, on January 1 during their first two years of service as a director, an option to purchase 3,000 shares of AutoZone common stock. After the first two years, such directors will receive, on January 1 of each year, an option to purchase 1,500 shares of common stock, and each such director who owns common stock or Stock Units worth at least five times the Base Retainer will receive an additional option to purchase 1,500 shares. Directors electing to be paid the Supplemental Retainer will receive, on January 1 during their first two years of service as a director, an option to purchase 2,000 shares of AutoZone common stock. After the first two years, such directors will receive, on January 1 of each year, an option to purchase 500 shares of common stock, and each such director who owns common stock or Stock Units worth at least five times the Base Retainer will receive an additional option to purchase 1,500 shares. In addition, each new director receives an option to purchase 3,000 shares upon election to the Board, plus a portion of the base annual option grant corresponding to the director’s compensation election, prorated for the portion of the year served in office.

Stock option grants are made at the fair market value of the common stock as of the grant date, defined in the plan as the average of the highest and lowest prices quoted for the common stock on the New York Stock Exchange on the business day immediately prior to the grant date. They become fully vested and exercisable on the third anniversary of the date of grant, or the date on which the director ceases to be a director of AutoZone, whichever occurs first.

Stock options expire on the first to occur of (a) 10 years after the date of grant, (b) 90 days after the option holder’s death, (c) 5 years after the date the option holder ceases to be an AutoZone director if he or she has become ineligible to be reelected as a result of reaching the term limits or mandatory retirement age specified in AutoZone’s Corporate Governance Principles, (d) 30 days after the date that the option holder ceases to be an AutoZone director for reasons other than those listed in the foregoing clause (c), or (e) upon the occurrence of certain corporate transactions affecting AutoZone.

Predecessor Plans

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan and the AutoZone, Inc. Fourth Amended and Restated 1998 Director Stock Option Plan were terminated in December 2002 and were replaced by the Director Compensation Plan and the Director Stock Option Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

Stock Ownership Requirement

The Board has established a stock ownership requirement for non-employee directors. Within three years of joining the Board, each director must personally invest at least $150,000 in AutoZone stock. Shares and Stock Units issued under the Director Compensation Plan count toward this requirement.

PROPOSAL 2 — Approval of the AutoZone, Inc. 2010 Executive Incentive Compensation Plan

Our Board of Directors is recommending approval of the AutoZone, Inc. 2010 Executive Incentive Compensation Plan to replace our 2005 Executive Incentive Compensation Plan, which expires on December 16, 2009. Approval of the plan requires that more votes be cast in favor of the plan than votes cast against. Abstentions and broker non-votes will not be counted as voting either for or against.

The Board of Directors recommends that the stockholders vote FOR the AutoZone, Inc. 2010 Executive Incentive Compensation Plan.

The following is a summary of the AutoZone, Inc. 2010 Executive Incentive Compensation Plan. The following summary is qualified in its entirety by reference to the plan document, which is reproduced in its entirety as Exhibit A to this Proxy Statement.

What is the AutoZone, Inc. 2010 Executive Incentive Compensation Plan?

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits us from deducting compensation in excess of $1 million for any “covered employee” as defined in Section 162(m) of the Code (currently our chief executive officer and the other four most highly paid officers) unless the compensation in excess of $1 million qualifies as “performance-based.” The AutoZone, Inc. 2010 Executive Incentive Compensation Plan (the “Plan”) is intended to qualify as a performance-based compensation plan under the Code so that performance incentive awards paid under the Plan are tax deductible to AutoZone. The Plan requires that the

Compensation Committee of the Board of Directors establish objective performance goals and that the performance goals be met before a participant may receive an incentive award.

Who is eligible to participate in the Plan?

The individuals entitled to participate in the Plan will be the Company’s key employees as designated by the Compensation Committee, in its sole discretion, who are or may become “covered employees” and whose compensation, for a current or future fiscal year, may be subject to the limit on deductible compensation imposed by Code Section 162(m).

How are performance goals established?

Under the Plan, at the beginning of each fiscal year or other performance period, the Compensation Committee must establish a goal, which may be a range from a minimum to a maximum attainable incentive award. The goal may be based on one or more of the following measures:

•	Earnings	•	Return on invested capital (ROIC)
•	Earnings per share	•	Economic value added
•	Sales	•	Return on inventory
•	Market share	•	EBIT margin
•	Operating or net cash flows	•	Gross profit margin
•	Pre-tax profits	•	Sales per square foot
•	Earnings before interest and taxes (EBIT)	•	Comparable store sales

The goal may be different for different participants. The Compensation Committee will establish the goals within ninety (90) days after the start of the applicable performance period, but in no event after twenty-five percent (25%) of the applicable performance period has lapsed. The Compensation Committee will determine the incentive awards to be paid under the Plan. All incentive awards will be paid within two and one-half (2 1/2) months following the end of the applicable performance period.

For the past eight (8) years, the performance goals established by the Compensation Committee under the predecessor executive incentive compensation plan have been based on EBIT and ROIC. Additional information about the establishment of incentive objectives can be found in “Compensation Discussion and Analysis” on page 21.

No incentive may be paid under the Plan unless at least the minimum goal is attained. However, the Compensation Committee may disregard for goal purposes one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses.

How are the incentive awards paid under the Plan?

After the end of each performance period, the Compensation Committee must certify the attainment of goals, if any, under the Plan and direct the amount of the incentive award to be paid to each participant. The Compensation Committee, in its discretion, may reduce or eliminate any incentive to be paid to a participant, even if a goal was attained. Incentive awards may only be paid after the attainment of the goals has been certified by the Compensation Committee. Incentive awards will be paid in cash.

What is the maximum compensation that a participant may receive under the Plan?

No participant may receive more than $4 million in any one fiscal year as an incentive award under the Plan.

Does AutoZone currently have an executive incentive compensation plan?

Currently, the AutoZone, Inc. 2005 Executive Incentive Compensation Plan is in effect, but it will expire on December 16, 2009.

What are the primary differences between the new plan and the existing plan?

The primary differences between the AutoZone, Inc. 2010 Executive Incentive Compensation Plan (the “2010 Plan”) and the existing plan (the “2005 Plan”) are summarized in the chart below. However, the summary does not include all differences between the plans and is qualified by reference to the 2010 Plan document, which is reproduced in its entirety as Exhibit A to this Proxy Statement.

2010 Plan	2005 Plan
Individuals who are eligible to participate in the plan are the Company’s key employees as designated by the Compensation Committee, who are or may become “covered employees” under Section 162(m) of the Code. (Thirteen employees would have been eligible to participate during the 2009 fiscal year.)
The Company’s executive officers are eligible to participate in the plan. (Thirteen employees participated during the 2009 fiscal year.)
Performance periods are established by the Compensation Committee. (Performance periods have historically been annual and are generally expected to be annual going forward.)	Performance periods are annual.

Who participated in the existing plan during the last fiscal year?

Thirteen AutoZone executives were granted bonuses under the existing plan for fiscal 2009. This table shows bonuses for the named executive officers and all executive officers as a group under the existing plan for the 2009 fiscal year:

2005 Executive Incentive Compensation Plan Fiscal 2009 Awards

Name and Position	Dollar Value ($)

William C. Rhodes III	1,017,977
Chairman, President & Chief Executive Officer
William T. Giles	372,055
Executive Vice President, Finance, IT & Store Development/Chief Financial Officer
Robert D. Olsen	361,564
Executive Vice President, Store Operations, Commercial & Mexico
James A. Shea	359,752
Executive Vice President, Merchandising Marketing & Supply Chain
Harry L. Goldsmith	312,668
Executive Vice President, General Counsel & Secretary
Executive Group(1)	4,237,769

(1)	Thirteen persons, including all of the persons named above.

It is not possible at this time to determine what awards may be granted under the proposed AutoZone, Inc. 2010 Executive Incentive Compensation Plan to the named executive officers and all executive officers as a group. If the AutoZone, Inc. 2010 Executive Incentive Compensation Plan had been in effect in fiscal 2009, such officers and group of officers would not have received awards that were different in type or amount than those that they actually received in fiscal 2009.

PROPOSAL 3 — Ratification of Independent Registered Public Accounting Firm

Ernst & Young LLP, our independent auditor for the past twenty-two fiscal years, has been selected by the Audit Committee to be AutoZone’s independent registered public accounting firm for the 2010 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Audit Committee recommends that you vote FOR ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm.

For ratification, the firm must receive more votes in favor of ratification than votes cast against. Abstentions and broker non-votes will not be counted as voting either for or against the firm. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

During the past two fiscal years, the aggregate fees for professional services rendered by Ernst & Young LLP were as follows:

	2009		2008

Audit Fees	$1,573,811		$1,622,758
Audit-Related Fees	—		65,339	(2)
Tax Fees	84,793	(1)	145,707	(3)

(1)	Tax fees for 2009 were for advice relating to the Company’s debt structure.

(2)	Audit-Related Fees for 2008 were for assistance with due diligence in exploring potential acquisitions.

(3)	Tax Fees for 2008 were for advice relating to the Company’s debt offering and assistance with issues relating to international and domestic federal, state and local transfer pricing.

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at www.autozoneinc.com. The Audit Committee pre-approved 100% of the services provided by Ernst & Young LLP during the 2009 and 2008 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Report

The Audit Committee of AutoZone, Inc., has reviewed and discussed AutoZone’s audited financial statements for the year ended August 29, 2009, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, the Sarbanes-Oxley Act of 2002, and the charter of the Committee.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of AutoZone’s audited financial statements in the annual report for the fiscal year ended August 29, 2009, on Form 10-K for filing with the Securities and Exchange Commission.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles; AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board of Directors.

W. Andrew McKenna (Chairman)
Sue E. Gove
George R. Mrkonic, Jr.
Luis P. Nieto

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

OTHER INFORMATION

Security Ownership of Management and Board of Directors

This table shows the beneficial ownership of common stock by each director, the Principal Executive Officer, the Principal Financial Officer and the other three most highly compensated executive officers, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

		Deferred
		Stock			Ownership
Name of Beneficial Owner	Shares	Units(1)	Options(2)	Total	Percentage

William C. Crowley(3)	378	0	0	378	*
Sue E. Gove	1,630	280	5,215	7,125	*
Earl G. Graves, Jr.	0	3,146	10,282	13,428	*
Robert R. Grusky(4)	489	88	0	577	*
J. R. Hyde, III(5)	441,435	7,264	18,000	466,699	*
W. Andrew McKenna	17,072	4,247	21,955	43,274	*
George R. Mrkonic, Jr.	2,500	1,165	3,857	7,522	*
Luis P. Nieto	0	686	0	686	*
William C. Rhodes, III(6)	10,243	0	278,750	288,993	*
Theodore W. Ullyot(7)	70	1,048	3,078	4,196	*
William T. Giles	917	0	64,850	65,767	*
Harry L. Goldsmith(8)	12,839	0	166,950	179,789	*
Robert D. Olsen	26,932	0	197,200	224,132	*
James A. Shea(9)	1,954	0	31,100	33,054	*
All current directors and executive officers as a group (22 persons)	525,468	17,924	1,164,950	1,708,342	3.4%

*	Less than 1%.

(1)	Includes shares that may be acquired immediately upon termination as a director by conversion of Stock Units.

(2)	Includes shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 19, 2009.

(3)	Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. which together with various of its affiliates owns AutoZone common stock as shown in the “Security Ownership of Certain Beneficial Owners” on page 21. Mr. Crowley may be deemed to have indirect beneficial ownership of the AutoZone shares beneficially owned by the ESL Group, as defined on page 21. Mr. Crowley disclaims beneficial ownership of all shares of AutoZone stock held by the ESL Group, except for the 378 shares owned by Tynan, LLC.

(4)	Mr. Grusky is a passive, limited partner in ESL Partners, L.P. (“ESL Partners”), which together with various of its affiliates owns AutoZone common stock as shown in the “Security Ownership of Certain Beneficial Owners” on page 21. Mr. Grusky may be deemed to have indirect beneficial ownership of the AutoZone shares beneficially owned by the ESL Group. Mr. Grusky disclaims beneficial ownership of the AutoZone shares held by the ESL Group, except to the extent of his pecuniary interest therein.

(5)	Includes 157,925 shares held by a charitable foundation for which Mr. Hyde is an officer and a director and for which he shares investment and voting power. Does not include 2,000 shares owned by Mr. Hyde’s wife.

(6)	Includes 740 shares held as custodian for Mr. Rhodes’s children.

(7)	Mr. Ullyot is a limited partner in RBS Partners, L.P. (“RBS Partners”), which together with various of its affiliates owns AutoZone common stock as shown in the “Security Ownership of Certain Beneficial Owners” on page 21. Mr. Ullyot was Executive Vice President and General Counsel of ESL Investments, Inc. from October 2005 until April 2008 and may be deemed to have indirect beneficial ownership of the AutoZone shares beneficially owned by the ESL Group. Mr. Ullyot disclaims beneficial ownership of the AutoZone shares held by the ESL Group.

(8)	Includes 1,200 shares held by trusts for which Mr. Goldsmith is a beneficiary and 200 shares held by trusts for Mr. Goldsmith’s daughters.

(9)	Includes 150 shares owned by Mr. Shea’s wife.

Security Ownership of Certain Beneficial Owners

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address		Ownership
of Beneficial Owner	Shares	Percentage

ESL Partners, L.P.(1)(2) 200 Greenwich Avenue Greenwich, CT 06830	20,206,396	40.5%

(1)	The shares deemed beneficially owned by ESL Partners, L.P. are owned by a group (the “ESL Group”) consisting of ESL Partners, L.P., a Delaware limited partnership; ESL Institutional Partners, L.P., a Delaware limited partnership; ESL Investors, L.L.C., a Delaware limited liability company; Acres Partners, L.P., a Delaware limited partnership; RBS Partners, L.P., a Delaware limited partnership; ESL Investments, Inc., a Delaware corporation; Edward S. Lampert; Tynan LLC, a Delaware limited liability company; and the Edward and Kinga Lampert Foundation. RBS Partners, L.P. and ESL Investments, Inc. are general partners of ESL Partners, L.P. ESL Investments, Inc. is the general partner of Acres Partners, L.P. and the managing member of RBS Investment Management, L.L.C. RBS Investment Management, L.L.C. is the general partner of ESL Institutional Partners, L.P. RBS Partners, L.P. is the manager of ESL Investors, L.L.C. Mr. Lampert is the Chairman, Chief Executive Officer and a director of ESL Investments, Inc., and managing member of ESL Investment Management, L.P. In their respective capacities, each of the foregoing may be deemed to be the beneficial owner of the shares of AutoZone common stock beneficially owned by other members of the ESL Group. ESL Partners, L.P. is the record owner of 12,735,004 shares; ESL Institutional Partners, L.P. is the record owner of 67,410 shares; ESL Investors, L.L.C. is the record owner of 2,820,940 shares; Acres Partners, L.P. is the record owner of 3,182,851 shares; RBS Partners, L.P. is the record owner of 808,039 shares; ESL Investments, Inc. is the record owner of 550,362 shares; Mr. Lampert is the record owner of 20,803 shares; Tynan LLC is the record owner of 378 shares and the Edward and Kinga Lampert Foundation is the record owner of 20,609 shares. Each entity or person has the sole power to vote and dispose of the shares deemed beneficially owned by it. Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc.; however, Mr. Crowley disclaims beneficial ownership of the shares owned by the ESL Group as reflected in the table above, other than the 378 shares owned by Tynan LLC. The source of this information is the Schedule 13D filed with the Securities and Exchange Commission by the ESL Group on July 20, 2009, reporting beneficial ownership as of July 16, 2009.

(2)	As described in more detail on page 3, ESL has entered into an agreement with the Company that addresses, among other items, appearances at meetings of stockholders for the purposes of having a quorum, voting of ESL shares and the selection of nominees for the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a principles-based overview of AutoZone’s executive compensation program. It discusses our rationale for the types and amounts of compensation that our executive officers receive and how compensation decisions affecting these officers are made. It also discusses AutoZone’s total rewards philosophy, the key principles governing our compensation program, and the objectives we seek to achieve with each element of our compensation program.

What are the Company’s key compensation principles?

Pay for performance.  The primary emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value. Base salary levels are intended to be competitive in the U.S. marketplace for executives, but the more potentially valuable components of executive compensation are annual cash incentives, which depend on the achievement of pre-determined business goals, and to a greater extent, long-term compensation, which is based on the value of our stock.

Attract and retain talented AutoZoners.  The overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization. We believe that a company which provides quality products and services to its customers, and delivers solid financial results, will generate long-term stockholder returns, and that this is the most important component of attracting and retaining executive talent.

What are the Company’s overall executive compensation objectives?

Drive high performance.  AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk” — payment is earned only if performance warrants it.

Drive long-term stockholder value.  AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options.

The table below illustrates how AutoZone’s compensation program weights the “at-risk” components of its named executive officers’ 2009 total compensation (here defined as actual base earnings + fiscal 2009 cash incentive payment + Black-Scholes value of fiscal 2009 stock option grant):

Position	Base Salary	Annual Incentive	Stock Options
Chairman, President & CEO	19%	26%	54%

All Other Named Executive Officers (“NEOs”)	21%	17%	61%

Who participates in AutoZone’s executive compensation programs?

The Chief Executive Officer and the other named executive officers, as well as the other senior executives comprising AutoZone’s Executive Committee, participate in the compensation program outlined in this Compensation Discussion and Analysis. The Executive Committee consists of the Chief Executive Officer and officers with the title of senior vice president or executive vice president (a total of 13 executives for fiscal 2009). However, many elements of the compensation program also apply to other levels of AutoZone management. The intent is to ensure that management is motivated to pursue, and is rewarded for achieving, the same financial, operating and stockholder objectives.

What are the key elements of the company’s overall executive compensation program?

The table below summarizes the key elements of AutoZone’s executive compensation program and the objectives they are designed to achieve. More details on these elements follow throughout the Compensation Discussion and Analysis and this Proxy Statement, as appropriate.

Pay Element	Description	Objectives
Base salary	• Annual fixed cash compensation.	• Attract and retain talented executives. • Recognize differences in relative size, scope and complexity of positions as well as individual performance over the long term.

Annual cash incentive
•   Annual variable pay tied to the achievement of key Company financial and operating objectives. The primary measures are:

  •   Earnings before interest and taxes, and
  •   Return on invested capital.

•   Actual payout depends on the results achieved. Potential payout is capped at $4 million; however, payout is zero if threshold targets are not achieved.

•   The Compensation Committee may reduce payouts in its discretion when indicated by individual performance, but does not have discretion to increase payouts.

•   Communicate key financial and operating objectives.

•   Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating objectives.

•   Support and reward consistent, balanced growth and returns performance (add value every year) with demonstrable links to stockholder returns.

•   Drive cross-functional collaboration and a total-company perspective.

Stock options
•   Senior executives receive a mix of incentive stock options (ISOs) and non-qualified stock options (NQSOs).

•   All stock options are granted at fair market value on the grant date (discounted options are prohibited).

•   AutoZone’s stock option plan prohibits repricing and does not include a “reload” program.
• Align long-term compensation with stockholder results. Opportunities for significant wealth accumulation by executives are tightly linked to stockholder returns.

• ISOs provide an incentive to hold shares after exercise, thus increasing ownership and further reinforcing the tie to stockholder results.

Stock purchase plans
•   AutoZone maintains a broad-based employee stock purchase plan which is qualified under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan allows AutoZoners to make quarterly purchases of AutoZone shares at 85% of the fair market value on the first or last day of the calendar quarter, whichever is lower.
• Allow all AutoZoners to participate in the growth of AutoZone’s stock. • Encourage ownership, and therefore alignment of executive and stockholder interests.

Pay Element	Description	Objectives

•   The Company has implemented an Executive Stock Purchase Plan so that executives may continue to purchase AutoZone shares beyond the limit the IRS and the company set for the Employee Stock Purchase Plan. An AutoZoner may purchase up to 25% of his prior fiscal year’s eligible compensation.

Management stock ownership requirement
•   AutoZone implemented a stock ownership requirement during fiscal 2008 for executive officers.

•   Covered executives must meet specified minimum levels of ownership, using a multiple of base salary approach.
• Encourage ownership by requiring executive officers to meet specified levels of ownership. • Alignment of executive and stockholder interests.

Retirement plans
The Company maintains three retirement plans:

•   Non-qualified deferred compensation plan (including a frozen defined benefit restoration feature)

•   Frozen defined benefit pension plan, and

•   401(k) defined contribution plan.
• Provide competitive executive retirement benefits.

•   The non-qualified plan enables executives to defer base and incentive earnings up to 25% of the total, independent of the IRS limitations set for the qualified 401(k) plan.

• The restoration component of the non-qualified plan, which was frozen at the end of 2002, allowed executives to accrue benefits that were not capped by IRS earnings limits.

Health and other benefits	Executives are eligible for a variety of benefits, including: • Medical, dental and vision plans; and • Life and disability insurance plans.	• Provide competitive benefits. • Minimize perquisites while ensuring a competitive overall rewards package.

Annual cash compensation.  Annual cash compensation consists of base salary and annual cash incentives.

Base Salary.  Salaries are determined within the context of a targeted total cash compensation level for each position. Base salary is a fixed portion of the targeted annual cash compensation, with the specific portion varying based on differences in the size, scope or complexity of the jobs as well as the tenure and individual performance level of incumbents in the positions. Points are assigned to positions using a job evaluation system developed by Hay Group, a global management and human resources consulting firm, and AutoZone maintains salary ranges based on the job evaluations originally constructed with Hay Group’s help. These salary ranges are usually updated annually based on broad-based survey data; in addition to Hay Group survey data, AutoZone uses surveys published by Mercer and Hewitt Associates, among others, for this purpose, as discussed below.

The survey data used to periodically adjust salary ranges is broad-based, including data submitted by hundreds of companies. Examples of the types of information contained in salary surveys include summary statistics (e.g., mean, median, 25th percentile, etc.) related to:

•	base salaries

•	variable compensation

•	total annual cash compensation

•	long-term incentive compensation

•	total direct compensation

The salary surveys cover both the retail industry and compensation data on a broader, more general public company universe. Multiple salary surveys are used, so that ultimately the data represent hundreds of companies and positions and thousands of incumbents, or people holding those positions. The surveys generally list the participating companies, and for each position “matched”, the number of companies and incumbents associated with the position. Subscribers cannot determine which information comes from which company.

The salary ranges which apply to the named executive officers, including the Principal Executive Officer, are part of the structure applicable to thousands of AutoZone’s employees. AutoZone positions are each assigned to a salary grade. This is generally accomplished at the creation of a position, using the Hay job evaluation method, and jobs tend to remain in the same grade as long as there are no significant job content changes. Each grade in the current salary structure has a salary range associated with it. This range has a midpoint, to which we compare summary market salary data (generally median pay level) of the types discussed above.

Over time, as the median pay levels in the competitive market change, as evidenced by the salary survey data, AutoZone will make appropriate adjustments to salary range midpoints so that on average, these midpoints are positioned at roughly 95% of the market median value as revealed by the surveys. This positioning relative to the market allows for competitive base salary levels, while generally leaving actual average base pay slightly below the survey market level. This fits our stated philosophy of delivering competitive total rewards at or above the market median through performance-based variable compensation.

In making decisions related to compensation of the named executive officers, the Compensation Committee uses the survey data and salary ranges as context in reviewing compensation levels and approving pay actions. Other elements that the Compensation Committee considers are individual performance, Company performance, individual tenure, position tenure, and succession planning. The Hay Group, Mercer and Hewitt Associates surveys are utilized primarily to provide comparative data.

Annual Cash Incentive.  Executive officers and certain other employees are eligible to receive annual cash incentives each fiscal year based on the Company’s attainment of certain Company performance objectives set by the Compensation Committee at the beginning of the fiscal year. The annual cash incentive target for each position, expressed as a percentage of base salary, is based on both salary range and level within the organization, and therefore does not change annually. As a general rule, as an executive’s level of management responsibility increases, the portion of his or her total compensation dependent on Company performance increases.

The threshold and target percentage amounts for the named executive officers for fiscal 2009 are shown in the table below.

	Percentage of Base Salary
Principal Position	Threshold	Target

Chairman, President & CEO	50%	100%

All Other NEOs	30%	60%

Effective beginning with fiscal 2010, the threshold and target percentage amounts for the named executive officers will be as shown in the table below.

	Percentage of Base Salary
Principal Position	Threshold	Target

Chairman, President & CEO	50%	100%

Executive Vice Presidents	37.5%	75%

All Other NEOs	30%	60%

Annual cash incentives for executive officers are paid pursuant to the AutoZone, Inc. 2005 Executive Incentive Compensation Plan (“EICP”), our performance-based short-term incentive plan. Pursuant to the plan, the Compensation Committee establishes incentive objectives at the beginning of each fiscal year. For more information about the EICP, see Discussion of Plan-Based Awards Table on page 36.

The actual incentive amount paid depends on Company performance relative to the target objectives. A minimum pre-established goal must be met in order for any incentive award to be paid, and the incentive award as a percentage of annual salary will increase as the Company achieves higher levels of performance.

The Compensation Committee may in its sole discretion reduce the incentive awards paid to named executive officers. Under the EICP, the Compensation Committee may not exercise discretion in granting awards in cases where no awards are indicated, nor may the Compensation Committee increase any calculated awards. Any such “positive” discretionary changes, were they to occur, would be paid outside of the EICP and reported under the appropriate Bonus column in the Summary Compensation Table; however, the Compensation Committee has not historically exercised this discretion.

The Compensation Committee, as described in the EICP, may (but is not required to) disregard the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses on the calculation of performance.

The incentive objectives for fiscal 2009 were set in a September 2008 Compensation Committee meeting, and were based on the achievement of specified levels of earnings before interest and taxes (“EBIT”) and return on invested capital (“ROIC”), as are the incentive objectives for fiscal 2010, set during a Compensation Committee meeting held in September 2009. The total incentive award is determined based on the impact of EBIT and ROIC on AutoZone’s economic profit for the year, rather than by a simple allocation of a portion of the award to achievement of the EBIT target and a portion to achievement of the ROIC target. EBIT and ROIC are key inputs to the calculation of economic profit (sometimes referred to as “economic value added”), and have been determined by our Compensation Committee to be important factors in enhancing stockholder value. If both the EBIT and ROIC targets are achieved, the result will be a 100%, or target, payout. However, the payout cannot exceed 100% unless the EBIT target is exceeded (i.e., unless there is “excess EBIT” to fund the additional incentive payout). Additionally, when the aggregate incentive amount is calculated, if the resulting payout amount in excess of target exceeds a specified percentage of excess EBIT (currently 20%), then the incentive payout will be reduced until the total amount of the incentive payment in excess of target is within that specified limit.

The specific targets are tied to achievement of the Company’s operating plan for the fiscal year. In 2009, the target objectives were EBIT of $1,137.3 million and ROIC of 23.5%. The 2009 incentive awards for each named executive officer were based on the following performance:

	EBIT	ROIC
	(Amounts in MMs)

EICP Target	$1,137.3	23.5%
Actual (as adjusted)	$1,179.6	24.4%
Difference	$42.3	92	bps

Our EBIT and ROIC performance targets are based on AutoZone’s operating plan and are highly confidential and competitively sensitive. We have a long-standing policy against giving financial guidance to securities analysts due to the competitive disadvantage that could result from our doing so. We believe that if we were to publish any financial projections, including any earnings information, our competitors would gain useful advance insight into our business strategy. Insofar as AutoZone is a leader in a highly competitive market, any such public disclosure could materially harm our competitive position within our industry.

Our Board of Directors participates in the creation of financial and operating plans designed to generate long-term appreciation in the per-share value of AutoZone common stock. The Compensation Committee sets EICP targets each year based on these plans. Because the targets are confidential, we believe the best indication of the difficulty of achieving such targets is our track record. Over the last five years, annual EICP payouts have exceeded target three times and have been below target twice (incentive payments during this period of time have ranged from 69% to 135% of target, as shown in the table below).

Fiscal	Targets		Actual		Payout
Year	EBIT ($MMs)	ROIC	EBIT ($MMs)	ROIC	Percentage

2009	1,137.3	23.5%	1,179.6	24.4%	135%
2008	1,120.2	22.6%	1,127.5	23.9%	110%
2007	1,048.9	21.5%	1,054.0	22.9%	108%
2006	1,040.6	22.4%	1,027.3	22.5%	94%
2005	1,072.0	24.4%	1,015.0	23.9%	68%

Effect of Performance on Total Annual Cash Compensation.  Because AutoZone emphasizes pay for performance, it is only when the Company exceeds its target objectives that an executive’s total annual cash compensation begins to climb relative to the median market level. Similarly, Company performance below target will cause an executive’s total annual cash compensation to drop below market median. As discussed below, AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies.

Stock options.  To emphasize achievement of long-term stockholder value, AutoZone’s executives receive a significant portion of their targeted total compensation in the form of stock options. Although stock options have potential worth at the time they are granted, they only confer actual value if AutoZone’s stock price appreciates between the grant date and the exercise date. For this reason, we believe stock options are a highly effective long-term compensation vehicle to reward executives for creating stockholder value. We do not maintain any other long-term incentive plans for our executives. We want our executives to realize total compensation levels well above the market norm, because when they do, such success is the result of achievement of Company financial and operating objectives that leads to growth in the per-share value of AutoZone common stock.

In order to support and facilitate stock ownership by our executive officers, a portion of their annual stock option grant typically consists of Incentive Stock Options (“ISOs”). If an executive holds the stock acquired upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, he or she can receive favorable long-term capital gains tax treatment for all appreciation over the exercise price. (AutoZone cannot claim the gain on exercise as deductible compensation expense in this event). ISOs have a maximum term of ten years and vest in equal 25% increments on the first, second, third and fourth anniversaries of the grant date. They are granted at the fair market value on the date of grant as defined in the relevant stock option plan. There is a $100,000 limit on the aggregate grant value of ISOs that may become exercisable in any calendar year; consequently, the majority of options granted is in the form of non-qualified stock options.

AutoZone grants stock options annually. Currently, the annual grants are reviewed and approved by the Compensation Committee in the meeting (typically in late September or early October) at which it reviews prior year results, determines incentive payouts, and takes other compensation actions affecting the named executive officers. The Compensation Committee has not delegated its authority to grant stock options; all grants are directly approved by the Compensation Committee. Option grant amounts are recommended to the Compensation Committee by the Chief Executive Officer, based on individual performance and the size and scope of the position held. AutoZone’s general policy is to limit the total option shares granted to its employees during the annual grant process to approximately one percent of common shares estimated to be outstanding at the end of that fiscal year. The annual grant is typically made near the beginning of the fiscal year and does not include promotional or new hire grants that may be made during the fiscal year. The Committee reserves the right to deviate from this policy as it deems appropriate.

Newly promoted or hired officers may receive a grant shortly after their hire or promotion. As a general rule, new hire or promotional stock options are approved and effective on the date of a regularly scheduled meeting of the Compensation Committee. On occasion, these interim grants may be approved by unanimous written consent of the Compensation Committee. The grants are recommended to the Compensation Committee by the Chief Executive Officer based on individual circumstances (e.g., what may be required in order to attract a new executive). Internal promotional grants are prorated based on the time elapsed since the officer received a regular annual grant of stock options.

For more information about our stock option plans, see Discussion of Plan-Based Awards Table on page 36.

Stock purchase plans.  AutoZone maintains the Employee Stock Purchase Plan which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible (base and incentive or commission) compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The Fourth Amended and Restated AutoZone, Inc. Executive Stock Purchase Plan (“Executive Stock Purchase Plan”) permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to defer after-tax base or incentive compensation (after making annual elections as required under Section 409A of the Internal Revenue Code) for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the deferred funds at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

The table below can be used to compare and contrast the stock purchase plans.

	Employee Stock Purchase Plan	Executive Stock Purchase Plan
Contributions	After tax, limited to lower of 10% of eligible compensation (defined above) or $15,000	After tax, limited to 25% of eligible compensation (defined above)

Discount	15% discount based on lowest price at beginning or end of the quarter	15% discount based on quarter-end price

Vesting	None; 1-year holding period	Shares granted to represent 15% discount restricted for 1 year; 1-year holding period for shares purchased at fair market value

Taxes — Individual	Ordinary income in amount of spread; capital gains for appreciation; taxed when shares sold	Ordinary income when restrictions lapse (83(b) election optional)

Taxes — Company	No deduction unless “disqualifying disposition”	Deduction when included in employee’s income

How does the Compensation Committee consider and determine executive and director compensation?

Chief Executive Officer.  The Compensation Committee establishes the compensation level for the Chief Executive Officer, including base salary, annual cash incentive compensation, and stock option awards. The Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee in conjunction with a review of his individual performance by the non-management directors, taking into account all forms of compensation, including base salary, annual cash incentive, stock option awards, and the value of other benefits received.

Other Executive Officers.  The Compensation Committee reviews and establishes base salaries for AutoZone’s executive officers other than the Chief Executive Officer based on each executive officer’s individual performance during the past fiscal year and on the recommendations of the Chief Executive Officer. The Compensation Committee approves the annual cash incentive amounts for the executive officers, which are determined by objectives established by the Compensation Committee at the beginning of each fiscal year as discussed above. The actual incentive amount paid depends on performance relative to the target objectives.

The Compensation Committee approves awards of stock options to many levels of management, including executive officers. Stock options are granted to executive officers upon initial hire or promotion, and thereafter are typically granted annually in accordance with guidelines established by the Compensation Committee as discussed above. The actual grant is determined by the Compensation Committee based on the guidelines and the performance of the individual in the position. The Compensation Committee considers the recommendations of the Chief Executive Officer.

Management Stock Ownership Requirement.  To further reinforce AutoZone’s objective of driving long-term stockholder results, a stock ownership requirement for all executive officers (a total of 13 individuals in fiscal 2009), including the named executive officers, was implemented during fiscal 2008. Covered executives must attain a specified minimum level of stock ownership, based on a multiple of their base salary, within 5 years of the adoption of the requirement or the executive’s placement into a covered position. Executives who are promoted into a position with a higher multiple will have an additional 3 years to attain the required ownership level. In order to calculate whether each executive meets the ownership requirement, we total the value of each executive’s holdings of whole shares of stock and the intrinsic (or “in-the-money”) value of vested stock options, based on the fiscal year-end closing price of AutoZone stock, and compare that value to the appropriate multiple of fiscal year-end base salary.

To encourage full participation in our equity plans, all AutoZone stock acquired under those plans is included in the executive’s holdings for purposes of calculating his or her ownership. This includes vested stock options and shares which have restrictions on sale. One of the purposes of the ownership requirement is to create a disincentive for an executive to exercise vested stock options early, selling shares to pay the exercise cost and taxes, before the award has had time to achieve its full potential value.

Key features of the stock ownership requirement are summarized in the table below:

Ownership Requirement	• Chief Executive Officer 5 times base salary • Executive Vice President 3 times base salary • Senior Vice President 2 times base salary

Holding Requirements
•   Individuals who have not achieved the ownership requirement within the five year period will be required to hold 50% of net after-tax shares upon exercise of any stock option, and may not sell any shares of AZO.

•   Guidelines will no longer apply after an executive reaches age 62, in order to facilitate appropriate financial planning as retirement approaches. The Compensation Committee may waive the guidelines for any other executive at its discretion.

Ownership Definition
•   Shares of stock directly owned (including shares subject to holding requirements under any stock purchase plan);

•   Unvested Shares acquired via the Executive Stock Purchase Plan; and

•   Vested stock options acquired via the AutoZone Stock Option Plan (based on the “in-the-money” value).

Under AutoZone’s insider trading policies, all transactions involving put or call options on the stock of AutoZone are prohibited at all times. Officers and directors and their respective family members may not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety.

What roles do the Chief Executive Officer and other executive officers play in the determination of executive compensation?

The Chief Executive Officer attends most meetings of the Compensation Committee and participates in the process by answering Compensation Committee questions about pay philosophy and by ensuring that the Compensation Committee’s requests for information are fulfilled. He also assists the Compensation Committee in determining the compensation of the executive officers by providing recommendations and input about such matters as individual performance, tenure, and size, scope and complexity of their positions. The Chief Executive Officer makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations usually relate to base salary increases and stock option grants. The Chief Executive Officer also recommends pay packages for newly hired executives. Management provides the Compensation Committee with data, analyses and perspectives on market trends and annually prepares information to assist the Compensation Committee in its consideration of such recommendations. Annual incentive awards are based on achievement of business objectives set by the Compensation Committee, but the Compensation Committee may exercise negative discretion, and if it does so, it is typically in reliance on the Chief Executive Officer’s assessment of an individual’s performance.

The Chief Executive Officer does not make recommendations to the Compensation Committee regarding his own compensation. The Senior Vice President, Human Resources has direct discussions with the Compensation Committee Chairman regarding the Compensation Committee’s recommendations on the Chief

Executive Officer’s compensation; however, Compensation Committee discussions of specific pay actions related to the Chief Executive Officer are held outside his presence.

Does AutoZone use compensation consultants?

Neither AutoZone management nor the Compensation Committee hired executive compensation consultants during fiscal 2009. However, AutoZone did reimburse Hay Group $1,432 for expenses incurred relating to a presentation to the Compensation Committee regarding the breadth of the services offered by Hay Group, their prior work for the Company and how it has impacted executive compensation. Although historically we have hired consultants to provide services from time to time, it is not our usual practice, and as discussed previously, AutoZone does not regularly engage consultants as part of our annual review and determination of executive compensation. The Compensation Committee has authority, pursuant to its charter, to hire consultants of its selection to advise it with respect to AutoZone’s compensation programs, and it may also limit the use of the Compensation Committee’s compensation consultants by AutoZone’s management as it deems appropriate.

What are AutoZone’s peer group and compensation benchmarking practices?

AutoZone reviews publicly-available data from a peer group of companies to help us ensure that our overall compensation remains competitive. The peer group is currently composed of the 22 specialty retailers listed below, and includes our direct competitors as well as other companies which we believe are similar to AutoZone in such matters as customers, product lines, revenues and market capitalization. The peer group data we use is from proxy filings and other published sources — it is not prepared or compiled especially for AutoZone.

We periodically review the appropriateness of this peer group. It typically changes when such events as acquisitions and spin-offs occur.

ADVANCE AUTO PARTS INC BARNES & NOBLE INC BED BATH & BEYOND INC BEST BUY CO INC BORDERS GROUP INC GAP INC GENUINE PARTS CO HOME DEPOT INC	LIMITED BRANDS INC LOWE’S COMPANIES INC O’REILLY AUTOMOTIVE INC OFFICE DEPOT INC PEP BOYS MANNY MOE & JACK PETSMART INC RADIOSHACK CORP	ROSS STORES INC SHERWIN WILLIAMS CO STAPLES INC STARBUCKS CORP TJX COMPANIES INC WILLIAMS SONOMA INC ZALE CORP

We do not use information from the peer group or other published sources to set targets or make individual compensation decisions. AutoZone does not engage in “benchmarking,” such as targeting base salary at peer group median for a given position. Rather we use such data as context in reviewing AutoZone’s overall compensation levels and approving recommended compensation actions. Broad survey data and peer group information are just two elements that we find useful in maintaining a reasonable and competitive compensation program. Other elements that we consider are individual performance, Company performance, individual tenure, position tenure, and succession planning.

What is AutoZone’s policy concerning the tax deductibility of compensation?

The Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code (the “Code”) which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. There is an exception for qualified performance-based compensation, and AutoZone’s compensation program is designed to maximize the tax deductibility of compensation paid to executive officers, where possible. However, the Compensation Committee may authorize payments which are not deductible where it is in the best interests of AutoZone and its stockholders.

Plans or payment types which qualify as performance-based compensation include the EICP and stock options. Neither base salaries, nor the Executive Stock Purchase Plan, qualify as performance-based under 162(m).

How is AutoZone complying with Section 409A of the Internal Revenue Code?

Section 409A of the Internal Revenue Code was created with the passage of the American Jobs Creation Act of 2004. These new tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. AutoZone has conducted a thorough assessment of all affected plans, and continues to take actions necessary to comply with the new requirements by the deadlines established by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Theodore W. Ullyot, Chairman
Robert R. Grusky
George R. Mrkonic, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the 2009 fiscal year are listed above. Additionally, Dr. N. Gerry House served on the Compensation Committee until she retired from the Board on December 17, 2008, and Mr. McKenna served on the Compensation Committee until January 9, 2009. The Compensation Committee is composed solely of independent, non-employee directors.

SUMMARY COMPENSATION TABLE

This table shows the compensation paid to the Principal Executive Officer, the Principal Financial Officer and our other three most highly paid executive officers (the “Named Executive Officers”).

							Change in
							Pension Value
							& Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William C. Rhodes III	2009	752,385	—	21,270	1,294,782	1,017,977	—	122,416	3,208,830
Chairman, President &	2008	706,019	—	20,211	1,444,598	779,446	—	111,193	3,061,467
Chief Executive Officer	2007	618,385	—	20,434	1,508,356	664,764	—	121,547	2,933,486
William T. Giles	2009	458,308	—	5,858	777,902	372,055	—	39,754	1,653,877
Executive Vice President,	2008	455,865	—	4,557	788,560	301,966	—	228,605	1,779,553
Finance, IT & Store	2007	433,231	25,000	—	726,216	279,434	—	269,650	1,733,531
Development/
Chief Financial Officer
Robert D. Olsen(7)	2009	445,385	—	—	768,200	361,564	—	57,436	1,632,585
Executive Vice President,	2008	425,692	—	—	704,732	281,979	—	45,471	1,457,874
Store Operations, Commercial &	2007	382,539	—	—	669,623	246,738	—	42,116	1,341,016
Mexico
James A. Shea	2009	443,154	—	—	710,338	359,752	—	47,807	1,561,051
Executive Vice President,	2008	439,558	—	—	781,275	291,164	—	39,345	1,551,342
Merchandising, Marketing &	2007	416,308	—	—	762,787	268,519	—	41,303	1,488,917
Supply Chain
Harry L. Goldsmith	2009	385,154	—	3,487	658,807	312,668	—	48,871	1,408,987
Executive Vice President,	2008	380,596	—	3,477	715,273	252,107	—	41,651	1,393,607
General Counsel & Secretary	2007	359,154	—	—	762,942	231,655	—	54,390	1,408,141

(1)	Annual incentive awards were paid pursuant to the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table. Mr. Giles’ 2007 bonus payment in this column reflects the second of two installments of his sign-on bonus.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 21 for more information about this plan. See Note B, Share-Based Payments, to our consolidated financial statements in our 2009 Annual Report for a description of the Executive Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with SFAS 123(R).

(3)	The value of stock awards and option awards was determined as required by SFAS No. 123(R). There is no assurance that these values will be realized. See Note B, Share-Based Payments, to our consolidated financial statements in our 2009 Annual Report for details on assumptions used in the valuation.

(4)	Bonus amounts were earned for the 2009 fiscal year pursuant to the EICP and were paid in October, 2009. See “Compensation Discussion and Analysis” on page 21 for more information about this plan.

(5)	Our defined benefit pension plans were frozen in December 2002, and accordingly, benefits do not increase or decrease. See the Pension Benefits table on page 39 for more information. We did not provide above-market or preferential earnings on deferred compensation in 2007, 2008 or 2009.

(6)	All Other Compensation includes the following:

					Company
					Contributions to
		Perquisites		Tax	Defined	Life
		and Personal		Gross-	Contribution	Insurance
Name		Benefits(A)		ups	Plans(C)	Premiums	Other(D)

William C. Rhodes III	2009	$56,829	(B)		$60,662	$4,925
	2008	$54,667	(B)		$51,528	$4,998
	2007	$71,093	(B)		$45,938	$4,516
William T. Giles	2009	$6,292			$31,072	$2,390
	2008	$183,559	(B)	$7,858	$35,293	$1,895
	2007	$267,222	(B)	$765		$1,663
Robert D. Olsen	2009	$25,876			$29,187	$2,373
	2008	$16,964			$26,076	$2,431
	2007	$21,059			$18,960	$2,097
James A. Shea	2009	$18,060			$27,814	$1,933
	2008	$8,739			$28,612	$1,994
	2007	$17,481			$21,902	$1,920
Harry L. Goldsmith	2009	$13,787			$26,047	$2,137	$6,900
	2008	$8,584			$24,014	$2,303	$6,750
	2007	$28,234			$17,459	$2,097	$6,600

(A)	Perquisites and personal benefits for all Named Executive Officers include Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid executive physicals, Company-paid long-term disability insurance premiums, and matching charitable contributions under the AutoZone Matching Gift Program. Additionally, the amounts for 2007 include premiums for participation in our executive medical plan. The executive medical plan was discontinued as of July 1, 2007.

(B)	The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer are as follows:

Mr. Rhodes:  In each of fiscal 2007, 2008 and 2009, $50,000 in matching charitable contributions were made under the AutoZone Matching Gift Program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually.

Mr. Giles:  During fiscal 2008, Mr. Giles’s former home sold for $395,000 less than the appraised value at which the Company purchased the home and the Company wrote off $149,900, which was the difference between the expected sales price at the end of fiscal 2007 and the price at which it was ultimately sold. The remaining $245,100 was written off by the Company during fiscal 2007 (as discussed below). Additionally, the Company paid $10,000 in taxes on the home and $21,850 in transfer taxes as part of the sales contract.

During fiscal 2007, Mr. Giles received $253,728 in relocation expenses, including $2,128 in temporary living expense reimbursements. The remaining amount consisted of $6,500 for repair and maintenance of Mr. Giles’s former home and a difference of $245,100 between the appraised value at which the Company purchased the home and the expected sales price at the end of fiscal 2007.

(C)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

(D)	Represents transition payments to Mr. Goldsmith which the Company pays to certain individuals due to their age and service as of the date the AutoZone, Inc. Associates Pension Plan was frozen.

(7)	Mr. Olsen will cease being an Executive Vice President on November 1, 2009. On November 1, 2009, he will become Corporate Development Officer of the Company.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to the Company’s Named Executive Officers during the 2009 fiscal year.

						All other
					All other	Option Awards:		Closing Price
					Stock Awards:	Number of		on Date	Grant Date
		Estimated Future Payments			Number of	Securities	Exercise or	of Grant for	Fair Value of
	Equity	Under Nonequity Incentive Plans(1)			Shares of	Underlying	Base Price of	Option Awards,	Stock and
	Plans	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	if Different	Option Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)(4)	($)

William C. Rhodes III		380,500	761,000	(5)
	9/22/2008					32,000	130.79	129.06	1,138,717
	9/30/2008				5				617
	12/31/2008				138				19,247
	3/31/2009				4				650
	6/30/2009				5				756

									1,159,987

William T. Giles		138,000	276,000	(5)
	9/22/2008					18,400	130.79	129.06	654,762
	12/31/2008				42				5,858

									660,620

Robert D. Olsen		135,000	270,000	(5)
	9/22/2008					23,000	130.79	129.06	818,453

									818,453

James A. Shea		133,500	267,000	(5)
	9/22/2008					18,400	130.79	129.06	654,762

									654,762

Harry L. Goldsmith		116,100	232,200	(5)
	9/22/2008					16,800	130.79	129.06	597,826
	12/31/2008				25				3,487

									601,313

(1)	Represents potential threshold, target and maximum incentive compensation for the 2009 fiscal year under the EICP based on each officer’s salary on the date the 2009 fiscal year targets were approved. The amounts actually paid for the 2009 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. There is no maximum. See “Compensation Discussion and Analysis” at page 21 and the discussion following this table for more information on the EICP.

(2)	Represents shares awarded pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 21 and the discussion following this table for more information on the Executive Stock Purchase Plan.

(3)	Represents options awarded pursuant to the AutoZone, Inc. 2006 Stock Option Plan. See “Compensation Discussion and Analysis” at page 21 and the discussion following this table for more information on this plan.

(4)	Under the 2006 Stock Option Plan, stock option awards are made at the fair market value of common stock as of the grant date, defined as the closing price on the trading day previous to the grant date.

(5)	Incentive payments are not capped; however, awards may not exceed $4 million for any individual under the EICP.

Discussion of Plan-Based Awards Table

Executive Incentive Compensation Plan.  The EICP is intended to be a performance-based compensation plan under Section 162(m) of the Internal Revenue Code. The Company’s executive officers, as determined by the Compensation Committee of the Board of Directors, are eligible to participate in the EICP. At the beginning of each fiscal year, the Compensation Committee establishes a goal, which may be a range from a minimum to a maximum attainable bonus, based on one or more of the following measures:

• Earnings	• Return on invested capital
• Earnings per share	• Economic value added
• Sales	• Return on inventory
• Market share	• Gross profit margin
• Operating or net cash flows	• Sales per square foot
• Pre-tax profits	• Comparable store sales
• Earnings before interest and taxes

The EICP provides that the goal may be different for different executives. The goals can change annually to support our business objectives. After the end of each fiscal year, the Compensation Committee must certify the attainment of goals under the EICP and direct the amount to be paid to each participant in cash. See “Compensation Discussion and Analysis” on page 21 for more information about the EICP.

Executive Stock Purchase Plan.  The Executive Stock Purchase Plan permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan. For more information about the Executive Stock Purchase Plan, see “Compensation Discussion and Analysis” on page 21.

Stock Option Plan.  Stock options are awarded to many levels of management, including executive officers, to align the long-term interests of AutoZone’s management and our stockholders. During the 2009 fiscal year, 526 AutoZone employees received stock options. The stock options shown in the table were granted pursuant to the AutoZone, Inc. 2006 Stock Option Plan (“2006 Stock Option Plan”).

Both incentive stock options and non-qualified stock options, or a combination of both, can be granted under the 2006 Stock Option Plan. Incentive stock options have a maximum term of ten years, and non-qualified stock options have a maximum term of ten years and one day. Options granted during the 2009 fiscal year vest in one-fourth increments over a four-year period. All options granted under the 2006 Stock Option Plan have an exercise price equal to the fair market value of AutoZone common stock on the date of grant, which is defined in the 2006 Stock Option Plan as the closing price on the trading day previous to the grant date. Option repricing is expressly prohibited by the terms of the 2006 Stock Option Plan.

Each grant of stock options is governed by the terms of a Stock Option Agreement entered into between the Company and the executive officer at the time of the grant. The Stock Option Agreements provide vesting schedules and other terms of the grants in accordance with the 2006 Stock Option Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock option awards under the Third Amended and Restated AutoZone, Inc. 1996 Stock Option Plan (“1996 Stock Option Plan”) and the 2006 Stock Option Plan and unvested shares under the Executive Stock Purchase Plan for the Company’s Named Executive Officers as of August 29, 2009:

		Option Awards				Stock Awards
						Number	Market
						of Shares	Value
		Number of Securities				of Stock	of Shares
		Underlying Unexercised		Option	Option	that	of Stock
		Options(1)		Exercise	Expiration	have	that have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	not Vested(2)	not Vested(3)

William C. Rhodes III	09/20/01	2,000	0	$43.90	09/20/11
	09/20/01	18,000	0	$43.90	09/21/11
	09/06/02	2,000	0	$71.12	09/06/12
	09/06/02	38,000	0	$71.12	09/07/12
	09/05/03	1,800	0	$89.18	09/05/13
	09/05/03	25,200	0	$89.18	09/06/13
	09/28/04	30,000	0	$75.64	09/29/14
	03/13/05	50,000	0	$98.30	03/14/15
	10/15/05	750	250	$82.00	10/15/15
	10/15/05	36,750	12,250	$82.00	10/16/15
	09/26/06	750	750	$103.44	09/26/16
	09/26/06	21,750	21,750	$103.44	09/27/16
	09/25/07	350	1,050	$115.38	09/25/17
	09/25/07	9,650	28,950	$115.38	09/26/17
	09/22/08	0	32,000	$130.79	09/23/18
	09/30/08					5	$742
	12/31/08					138	$20,486
	03/31/09					4	$594
	06/30/09					5	$742
Totals		237,000	97,000			152	$22,564

William T. Giles	06/06/06	30,000	10,000	$89.76	06/07/16
	09/26/06	1,000	1,000	$103.44	09/26/16
	09/26/06	11,500	11,500	$103.44	09/27/16
	09/25/07	400	1,200	$115.38	09/25/17
	09/25/07	5,350	16,050	$115.38	09/26/17
	09/22/08	0	18,400	$130.79	09/23/18
	12/31/08					42	$6,235
Totals		48,250	58,150

		Option Awards				Stock Awards
						Number	Market
						of Shares	Value
		Number of Securities				of Stock	of Shares
		Underlying Unexercised		Option	Option	that	of Stock
		Options(1)		Exercise	Expiration	have	that have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	not Vested(2)	not Vested(3)

Robert D. Olsen	04/24/00	50,000	0	$24.94	04/25/10
	09/20/01	18,000	0	$43.90	09/21/11
	09/06/02	24,000	0	$71.12	09/07/12
	09/05/03	23,200	0	$89.18	09/06/13
	09/28/04	20,000	0	$75.64	09/29/14
	04/07/05	5,000	0	$86.55	04/08/15
	10/15/05	0	250	$82.00	10/15/15
	10/15/05	16,125	5,375	$82.00	10/16/15
	09/26/06	0	750	$103.44	09/26/16
	09/26/06	11,750	11,750	$103.44	09/27/16
	09/25/07	350	1,050	$115.38	09/25/17
	09/25/07	5,400	16,200	$115.38	09/26/17
	09/22/08	0	23,000	$130.79	09/23/18
Totals		173,825	58,375

James A. Shea	04/07/05	2,500	0	$86.55	04/08/15
	10/15/05	0	500	$82.00	10/15/15
	10/15/05	0	5,750	$82.00	10/16/15
	09/26/06	0	1,000	$103.44	09/26/16
	09/26/06	0	11,500	$103.44	09/27/16
	09/25/07	5,750	17,250	$115.38	09/26/17
	09/22/08	0	18,400	$130.79	09/23/18
Totals		8,250	54,400

Harry L. Goldsmith	09/20/01	2,000	0	$43.90	09/20/11
	09/20/01	8,000	0	$43.90	09/21/11
	09/06/02	2,000	0	$71.12	09/06/12
	09/06/02	24,000	0	$71.12	09/07/12
	09/05/03	1,800	0	$89.18	09/05/13
	09/05/03	33,200	0	$89.18	09/06/13
	09/28/04	30,000	0	$75.64	09/29/14
	04/07/05	10,000	0	$86.55	04/08/15
	10/15/05	750	250	$82.00	10/15/15
	10/15/05	16,125	5,375	$82.00	10/16/15
	09/26/06	750	750	$103.44	09/26/16
	09/26/06	11,750	11,750	$103.44	09/27/16
	09/25/07	350	1,050	$115.38	09/25/17
	09/25/07	4,900	14,700	$115.38	09/26/17
	09/22/08	0	16,800	$130.79	09/23/18
	12/31/08					25	$3,711
Totals		145,625	50,675

(1)	Stock options vest annually in one-fourth increments over a four-year period. Both incentive stock options and non-qualified stock options have been awarded.

(2)	Represents shares acquired pursuant to unvested share options granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan, and will vest immediately upon a participant’s termination of employment without cause or the participant’s death, disability or retirement.

(3)	Based on the closing price of AutoZone common stock on August 28, 2009 ($148.45 per share).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s Named Executive Officers during the fiscal year ended August 29, 2009:

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)

William C. Rhodes III	—	—	169	23,671
William T. Giles	—	—	—	—
Robert D. Olsen	7,300	— (3)	—	—
James A. Shea	51,250	2,521,768	—	—
Harry L. Goldsmith	10,000	1,134,339	—	—

(1)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 21 for more information about this plan.

(2)	Based on the closing price of AutoZone common stock on the vesting date.

(3)	Represents shares acquired, and subsequently retained, upon exercise of Incentive Stock Options. The value of the shares, based on the August 28, 2009 closing price of $148.45, is $1,083,685.

PENSION BENEFITS

The following table sets forth information regarding pension benefits for the Company’s Named Executive Officers as of August 29, 2009:

			Present
		Number of	Value of	Payments
		Years of	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service	($)(1)	($)

William C. Rhodes III	AutoZone, Inc. Associates Pension Plan	7	37,015	—
	AutoZone, Inc. Executive Deferred Compensation Plan		22,302	—

William T. Giles	N/A			—

Robert D. Olsen	AutoZone, Inc. Associates Pension Plan	7	76,512	—
	AutoZone, Inc. Executive Deferred Compensation Plan		80,737	—

James A. Shea	N/A			—

Harry L. Goldsmith	AutoZone, Inc. Associates Pension Plan	9	117,476	—
	AutoZone, Inc. Executive Deferred Compensation Plan		140,781	—

(1)	As the plan benefits were frozen as of December 31, 2002, there is no service cost and increases in future compensation levels no longer impact the calculations. The benefit of each participant is accrued based on a funding formula computed by our independent actuaries, Mercer. See Note K, Pension and Savings Plans, to our consolidated financial statements in our 2009 Annual Report for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

Prior to January 1, 2003, substantially all full-time AutoZone employees were covered by a defined benefit pension plan, the AutoZone, Inc. Associates Pension Plan (the “Pension Plan”). The Pension Plan is a traditional defined benefit pension plan which covered full-time AutoZone employees who were at least 21 years old and had completed one year of service with the Company. The benefits under the Pension Plan were based on years of service and the employee’s highest consecutive five-year average compensation. Compensation included total annual earnings shown on Form W-2 plus any amounts directed on a tax-deferred basis into Company-sponsored benefit plans, but did not include reimbursements or other expense allowances, cash or non-cash fringe benefits, moving expenses, non-cash compensation (regardless of whether it resulted in imputed income), long-term cash incentive payments, payments under any insurance plan, payments under any weekly-paid indemnity plan, payments under any long term disability plan, nonqualified deferred compensation, or welfare benefits.

AutoZone also maintained a supplemental defined benefit pension plan for certain highly compensated employees to supplement the benefits under the Pension Plan as part of our Executive Deferred Compensation Plan (the “Supplemental Pension Plan”). The purpose of the Supplemental Pension Plan was to provide any benefit that could not be provided under the qualified plan due to IRS limitations on the amount of salary that could be recognized in the qualified plan. The benefit under the Supplemental Pension Plan is the difference between (a) the amount of benefit determined under the Pension Plan formula but using the participant’s total compensation without regard to any IRS limitations on salary that can be recognized under the qualified plan, less (b) the amount of benefit determined under the Pension Plan formula reflecting the IRS limitations on compensation that can be reflected under a qualified plan.

In December 2002, both the Pension Plan and the Supplemental Pension Plan were frozen. Accordingly, all benefits to all participants in the Pension Plan were fixed and could not increase, and no new participants could join the plans.

Annual benefits to the Named Executive Officers are payable upon retirement at age 65. Sixty monthly payments are guaranteed after retirement. The benefits will not be reduced by Social Security or other amounts received by a participant. The basic monthly retirement benefit is calculated as 1% of average monthly compensation multiplied by a participant’s years of credited service. Benefits under the Pension Plan may be taken in one of several different annuity forms. The actual amount a participant would receive depends upon the payment method chosen.

A participant in the Pension Plan is eligible for early retirement under the plan if he or she is at least 55 years old AND was either (a) a participant in the original plan as of June 19, 1976; or (b) has completed at least ten (10) years of service for vesting (i.e. years in which the participant worked at least 1,000 hours after becoming a Pension Plan participant). The early retirement date will be the first of any month after the participant meets these requirements and chooses to retire. Benefits may begin immediately, or the participant may elect to begin receiving them on the first of any month between the date he or she actually retires and the normal retirement date. If a participant elects to begin receiving an early retirement benefit before the normal retirement date, the amount of the accrued benefit will be reduced according to the number of years by which the start of benefits precedes the normal retirement date. Mr. Goldsmith is eligible for early retirement under the Pension Plan.

Messrs. Rhodes, Goldsmith, and Olsen are participants in the Pension Plan and the Supplemental Pension Plan. No named officers received payment of a retirement benefit in fiscal 2009.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s Named Executive Officers as of and for the year ended August 29, 2009.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions in	Earnings in	Withdrawals/	Balance at
		in Last FY	Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)(1)	($)(2)	($)(3)	($)	($)

William C. Rhodes III	Executive Deferred	283,262	51,065	(101,703)	—	1,473,366
	Compensation Plan
William T. Giles	Executive Deferred	31,447	21,252	2,081	—	128,655
	Compensation Plan
Robert D. Olsen	Executive Deferred	35,907	19,387	37,746	—	339,811
	Compensation Plan
James A. Shea	Executive Deferred	168,084	20,173	10,270	—	717,952
	Compensation Plan
Harry L. Goldsmith	Executive Deferred	31,479	16,247	(20,550)	(47,431)	247,735
	Compensation Plan

(1)	Represents contributions by the Named Executive Officers under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the Named Executive Officers in the Summary Compensation Table.

(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the Named Executive Officers in the Summary Compensation Table.

(3)	Represents the difference between the aggregate balance at end of fiscal 2009 and the end of fiscal 2008, excluding (i) contributions made by the executive officer and the Company during fiscal 2009 and (ii) any withdrawals or distributions during fiscal 2009. None of the earnings in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher based in the United States are eligible to participate in the EDCP after their first year of employment with the Company. As of August 29, 2009, there were 43 such officers of the Company. The EDCP is a nonqualified plan that allows officers who participate in AutoZone’s 401(k) plan to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and bonus, minus deferrals under the 401(k) plan. The Company matches 100% of the first 3% of deferred compensation and 50% of the next 2% deferred. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our executive officers may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Agreement with Mr. Rhodes

In February 2008, Mr. Rhodes and AutoZone entered into an agreement (the “Agreement”) setting forth the severance arrangements previously approved by the Board of Directors in connection with Mr. Rhodes’s appointment as President and Chief Executive Officer and by the Compensation Committee in September 2007. The Agreement provides that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary, a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. The Agreement further provides that Mr. Rhodes will not compete with AutoZone or solicit its employees for a three-year period after his employment with AutoZone terminates.

Executive Officer Agreements (Messrs. Giles and Shea)

In February 2008, AutoZone’s executive officers who do not have written employment agreements, including Messrs. Giles and Shea, entered into agreements (“Severance and Non-Compete Agreements”) with the Company providing that if their employment is involuntarily terminated without cause, and if they sign an agreement waiving certain legal rights, they will receive severance benefits in the form of salary continuation for a period of time ranging from 12 months to 24 months, depending on their length of service at the time of termination. Mr. Giles presently has three years of service, and Mr. Shea has five.

Years of Service	Severance Period

0 – 1	12 months
2 – 5	18 months
Over 5	24 months

The executives will also receive a lump sum prorated share of their annual bonus incentive when such incentives are paid to similarly-situated executives. Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

The Severance and Non-Compete Agreement further provides that the executive will not compete with AutoZone or solicit its employees for a two-year period after his or her employment with AutoZone terminates.

Employment Agreements (Messrs. Goldsmith and Olsen)

Mr. Goldsmith’s and Mr. Olsen’s employment agreements (each, an “Employment Agreement”) were amended and restated on December 29, 2008, to bring them into compliance with Section 409A of the Internal Revenue Code. The Employment Agreements, originally dated 1999 and 2000, respectively, continue until terminated either by the executive or by AutoZone. Mr. Olsen’s Employment Agreement was further amended on September 29, 2009, to be effective November 1, 2009, as discussed below (the “Amendment”).

If an Employment Agreement is terminated by AutoZone for cause, or by the executive for any reason, the executive will cease to be an employee, and will cease to receive salary, bonus, and other benefits. “Cause” is defined as the willful engagement by the executive in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise. No act or failure to act by the executive will be considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone.

If an Employment Agreement is terminated by AutoZone without cause, and the executive experiences a “separation from service” (within the meaning of Section 409A and related regulations), Mr. Goldsmith will receive certain benefits for three years after the termination date, and if such separation from service occurs prior to November 1, 2009, Mr. Olsen will receive certain benefits for two years after the termination date (each, a “Continuation Period”). Effective November 1, 2009, Mr. Olsen’s Continuation Period will change to one year, pursuant to the Amendment. Each executive will receive his then-current base salary during his Continuation Period, and will receive a prorated bonus for the fiscal year in which he was terminated, but no bonuses thereafter. Each executive’s stock options that would have vested during his Continuation Period will immediately vest on his termination date, and all vested stock options may be exercised in accordance with the respective stock option agreements until 30 days after the end of his Continuation Period or the expiration of the stock option, whichever comes first. Medical, dental and vision benefit coverage for the executive and/or his dependents under an AutoZone group health plan will continue for a period of time equal to the sum of the executive’s maximum COBRA coverage period plus his Continuation Period. Each executive will also receive a lump sum payment equal to a multiple of the total aggregate annual COBRA premium costs for group medical, dental and vision benefit coverage for himself and his dependents as in effect immediately prior to his termination. This multiple for Mr. Goldsmith is 3X and for Mr. Olsen is 2X until November 1, 2009, at which time it will change to 1X pursuant to the Amendment.

Each executive agrees to release AutoZone from any and all obligations other than those set forth in his Employment Agreement. If either executive is terminated from his position by AutoZone, or by the executive for reasons other than a change in control, then the executive will be prohibited from competing against AutoZone or hiring AutoZone employees for a period of time equal to his Continuation Period. “Change in control” in each agreement means either the acquisition of a majority of our voting securities by or the sale of substantially all of our assets to a non-affiliate of the company.

The Amendment provides that on November 1, 2009, Mr. Olsen, currently Executive Vice President, Operations, Commercial, Mexico, and ALLDATA, will become Corporate Development Officer, with responsibility for Mexico, ALLDATA, and other strategic initiatives. Mr. Olsen will continue to report to AutoZone’s Chairman, President, and Chief Executive Officer, and will devote approximately 32 hours a week to AutoZone’s business. The Continuation Period under his Employment Agreement will change from two years to one year, as described above.

Equity Plans

All outstanding, unvested options granted pursuant to the Stock Option Plans, including those held by the Named Executive Officers, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested share options under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The plan defines “disability, “cause,” and “normal retirement date.”

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock options but include salary and bonuses received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $5,000,000. All of the Named Executive Officers are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings. Mr. Goldsmith is only covered under the group long-term disability program, under which he is eligible to receive 70% of monthly earnings to a maximum benefit of $30,000 per month.

The following table shows the amounts that the Named Executive Officers would have received if their employment had been involuntarily terminated on August 29, 2009. This table does not include amounts related to the Named Executive Officers’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above.

	Voluntary or	Involuntary
	for Cause	Termination Not	Change in			Normal
	Termination	for Cause	Control	Disability	Death	Retirement
Name	($)	($)	($)	($)	($)	($)

William C. Rhodes, III(1)
Severance Pay	—	2,275,390	—	—	—	—
Annual Incentive	—	1,017,977	—	1,017,977	1,017,977	1,017,977
Benefits Continuation	—	10,668	—	—	2,213	—
Unvested Stock Options	—	—	—	—	3,400,570	—
Unvested Stock Awards	—	22,564	—	22,564	22,564	22,564
Disability Benefits	—	—	—	7,667,769	—	—
Life Insurance Benefits	—	—	—	—	3,014,000	—
Total	—	3,326,599	—	8,708,310	7,457,324	1,040,541

William T. Giles(2)	—		—
Severance Pay	—	690,000	—	—	—	—
Annual Incentive	—	372,055	—	372,055	372,055	372,055
Benefits Continuation	—	12,045	—	—	2,020	—
Unvested Stock Options	—	—	—	—	2,044,927	—
Unvested Stock Awards	—	6,235	—	6,235	6,235	6,235
Disability Benefits	—	—	—	5,455,846	—	—
Life Insurance Benefits	—	—	—	—	1,524,000	—
Total	—	1,080,335	—	5,834,136	3,949,237	378,290

Robert D. Olsen(3)	—		—
Salary Continuation	—	900,000	—	—	—	—
Annual Incentive	—	361,564	—	361,564	361,564	361,564
Benefits Continuation	—	26,951	—	—	2,213	—
Unvested Stock Options	—	1,913,044	—	—	1,913,044	—
Disability Benefits	—	—	—	3,135,000	—	—
Life Insurance Benefits	—	—	—	—	1,430,000	—
Total	—	3,201,559	—	3,496,564	3,706,821	361,564

James A. Shea(2)	—		—
Severance Pay	—	667,500	—	—	—	—
Annual Incentive	—	359,752	—	359,752	359,752	359,752
Benefits Continuation	—	7,572	—	—	1,145	—
Unvested Stock Options	—	—	—	—	1,873,339	—
Disability Benefits	—	—	—	319,615	—	—
Life Insurance Benefits	—	—	—	—	1,470,000	—
Total	—	1,034,824	—	679,367	3,704,236	359,752

	Voluntary or	Involuntary
	for Cause	Termination Not	Change in			Normal
	Termination	for Cause	Control	Disability	Death	Retirement
Name	($)	($)	($)	($)	($)	($)

Harry L. Goldsmith(3)	—		—
Salary Continuation	—	1,161,000	—	—	—	—
Annual Incentive	—	312,668	—	312,668	312,668	312,668
Benefits Continuation	—	26,560	—	—	2,289	—
Unvested Stock Options	—	1,753,947	—	—	1,753,947	—
Unvested Stock Awards	—	3,711	—	3,711	3,711	3,711
Disability Benefits	—	—	—	2,547,000	—	—
Life Insurance Benefits	—	—	—	—	1,274,000	—
Total	—	3,257,886	—	2,863,379	3,346,615	316,379

(1)	Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflects the terms of Mr. Rhodes’ Agreement described above. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Bonus is shown at actual bonus amount for the 2009 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(2)	Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Giles and Mr. Shea under the Severance and Non-Compete Agreements described above. Bonus is shown at actual bonus amount for the 2009 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(3)	Salary Continuation, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Goldsmith and Mr. Olsen under the terms of their respective Employment Agreements described above. Bonus is shown at actual bonus amount for the 2009 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Upon disability, death or normal retirement, a prorated bonus is paid in accordance with Company policy. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Additionally, Messrs. Goldsmith’s and Olsen’s Employment Agreements provide that in the event of their termination by AutoZone without cause, stock options that would have vested during their “continuation period” (three years for Mr. Goldsmith and two years for Mr. Olsen) vest immediately upon their termination date. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

Related Party Transactions

Our Board of Directors has adopted a Related Person Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to review and approve or ratify all Related Person Transactions. The Audit Committee is to consider all of the available relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties generally. Related Person Transactions must also comply with the policies and procedures specified in our Code of Ethics and Business Conduct and Corporate Governance Principles, as described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the Securities and Exchange Commission, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has adopted a Code of Business Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Our Board has also adopted a Code of Ethical Conduct for Financial Executives (the “Financial Code of Conduct”) that applies to the Company’s officers and employees who hold the position of principal executive officer, principal financial officer, principal accounting officer or controller as well as to Company’s officers and employees who perform similar functions (“Financial Executives”). The Financial Code of Conduct requires the Financial Executives to, among other things, report any actual or apparent conflict of interest between personal or professional relationships involving Company management and any other Company employee with a role in financial reporting disclosures or internal controls. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Our stockholders have approved the 2006 Stock Option Plan, 1996 Stock Option Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan, the Director Compensation Plan and the Director Stock Option Plan.

Equity Compensation Plans Not Approved by Stockholders

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan and the AutoZone, Inc. Fourth Amended and Restated 1998 Director Stock Option Plan were approved by the Board, but were not submitted for approval by the stockholders as then permitted under the rules of the New York Stock Exchange. Both of these plans were terminated in December 2002 and were replaced by the Director Compensation Plan and the Director Stock Option Plan, respectively, after the stockholders approved them. No further grants can be made under the terminated plans. However, any grants made under these plans will continue under the terms of the grant made. Only treasury shares are issued under the terminated plans.

Under the Second Amended and Restated Director Compensation Plan, a non-employee director could receive no more than one-half of the annual retainer and meeting fees immediately in cash, and the remainder of the fees were taken in common stock or deferred in stock appreciation rights.

Under the Fourth Amended and Restated 1998 Director Stock Option Plan, on January 1 of each year, each non-employee director received an option to purchase 1,500 shares of common stock, and each non-employee director who owned common stock worth at least five times the annual fee paid to each non-employee director on an annual basis received an additional option to purchase 1,500 shares of common stock. In addition, each new director received an option to purchase 3,000 shares upon election to the Board of Directors, plus a portion of the annual directors’ option grant prorated for the portion of the year actually served in office. These stock option grants were made at the fair market value as of the grant date.

Summary Table

The following table sets forth certain information as of August 29, 2009, with respect to compensation plans under which shares of AutoZone common stock may be issued.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to		Equity Compensation
	be Issued Upon Exercise	Weighted-Average	Plans (Excluding
	of Outstanding	Exercise Price of	Securities Reflected
	Options, Warrants	Outstanding Options	in the
Plan Category	and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by security holders	3,085,337	$99.07	4,263,026
Equity compensation plans not approved by security holders	27,521	$46.68	0
Total	3,112,858	$98.60	4,263,026

Section 16(a) Beneficial Ownership Reporting Compliance

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner, except that Mark A. Finestone failed to timely file a Form 4 with respect to a series of transactions in connection with the exercise and sale of two (2) option grants on December 11, 2008. Such transactions were reported on a Form 4 filed on January 21, 2009. Copies of the insider trading reports can be found on the AutoZone corporate website at www.autozoneinc.com.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in 2010 must be received by June 28, 2010. In accordance with our Bylaws, stockholder proposals received after August 18, 2010, but by September 17, 2010, may be presented at the Annual Meeting, but will not be included in the Proxy Statement. Any stockholder proposal received after September 18, 2010, will not be eligible to be presented for a vote to the stockholders in accordance with our Bylaws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198.

ANNUAL REPORT

A copy of our Annual Report is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors,

Harry L. Goldsmith
Secretary

Memphis, Tennessee
October 26, 2009

EXHIBIT A

AUTOZONE, INC.

2010 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Purpose

The AutoZone, Inc. 2010 Executive Incentive Compensation Plan (“Plan”) is designed to provide incentives to eligible employees of AutoZone, Inc. (the “Company”) and its affiliates who have significant responsibility for the success and growth of the Company and assist the Company in attracting, motivating, and retaining key employees on a competitive basis. The Plan is designed to ensure that the incentive awards payable pursuant to this Plan to eligible employees of the Company and its affiliates constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan is subject to approval by the Company’s stockholders pursuant to 26 C.F.R. § 1.162-27(e)(4)(vi) at the annual meeting to be held on December 16, 2009, and shall be effective for the entire 2010 fiscal year; provided, however, that if the stockholders do not approve the Plan at such meeting, the Plan shall not become effective.

2.	Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (“Committee”). The Committee shall be appointed by the Board of Directors of the Company and shall consist solely of two or more “outside directors” of the Company within the meaning of 26 C.F.R. § 1.162-27(e)(3). The Committee shall have the sole discretion and authority to administer and interpret the Plan, including, without limitation, the authority to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of the Plan, in accordance with Code Section 162(m). The Committee shall establish the basis for payments under the Plan in relation to the Performance Goals (as defined below) within the first 90 days of the performance period established by the Committee (the “Performance Period”), but in no event after 25 percent of the Performance Period has lapsed. Following the end of the Performance Period, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the amount of any incentive award payable to each participant under the Plan; provided, however, that any such determination shall be made no later than 2 1/2 months following the end of the Performance Period. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an incentive award under the Plan.

3.	Eligibility

The individuals entitled to participate in the Plan for any Performance Period shall be each of those key employees of the Company or its affiliates as designated in writing by the Committee, in its sole discretion, who is or may become a “covered employee” within the meaning of Code Section 162(m) and whose compensation for the fiscal year in which such employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Code Section 162(m). No participant or other employee shall, at any time, have a right to participate in the Plan for any Performance Period, notwithstanding having previously participated in the Plan.

4.	Incentive Awards

The Committee shall approve the performance goals with respect to any business criteria permitted under the Plan (collectively, the “Performance Goals”), each subject to adjustments as the Committee may specify in writing at such time, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with the earned incentive award for each participant. The Performance Goals must be achieved in order for an incentive award to be earned by a participant under the Plan. The Committee shall approve the Performance Goals within the first 90 days of the Performance Period, but in no event after 25 percent of the Performance Period has elapsed, and the Performance Goals may not be changed during the Performance Period, but the thresholds, targets and/or multiplier measures of the Performance Goals shall be subject to such adjustments as the Committee may specify in writing within the first 90 days of the Performance Period, but in no event after 25 percent of the Performance Period has elapsed.

The Performance Goals shall be based on the Company, a subsidiary or division, attaining any one or more of the following:

(a) earnings;

(b) earnings per share;

(c) sales;

(d) market share;

(e) operating or net cash flows;

(f) pre-tax profits;

(g) earnings before interest and taxes (EBIT);

(h) return on invested capital;

(i) economic value added;

(j) return on inventory;

(k) EBIT margin;

(l) gross profit margin;

(m) sales per square foot; or

(n) comparable store sales.

Different measures of goal attainment may be set for different participants, and the Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the incentive award up to the maximum award, each as determined by the Committee, in its sole discretion, and subject to the requirements of the Plan.

The Committee may, in its sole discretion, approve one or more of the following adjustments to the Performance Goals, provided, that such adjustments are approved by the Committee within the time prescribed by, and otherwise in compliance with, Code Section 162(m): the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses.

Payment of an earned incentive award will be made in cash. Upon completion of each fiscal year, the Committee shall review performance versus the established goal, and shall certify (either by written consent or as evidenced by the minutes of a meeting) the specified Performance Goals achieved for the Performance Period (if any) no later than 2 1/2 months following the end of the Performance Period, and direct which award payments are payable under the Plan, if any. No payment will be made if the minimum Performance Goals are not met. The Committee may, in its discretion, reduce or eliminate an individual’s award that would have been otherwise paid; provided, however, that in no event shall the Committee increase the amount of compensation that would otherwise be due upon attainment of any Performance Goal with respect to any individual who is a “covered employee” within the meaning of Code Section 162(m). Notwithstanding the foregoing, no individual may receive in any one fiscal year an award under the Plan of an amount greater than $4 million.

5.	Miscellaneous Provisions

(a) The Company shall have the right to deduct all federal, state, or local taxes required by law or Company policy to be withheld from any incentive award paid under the Plan.

(b) Nothing contained in this Plan grants to any person any claim or right to any payments under the Plan. Such payments shall be made at the sole discretion of the Committee.

(c) Nothing contained in this Plan or any action taken by the Committee pursuant to this Plan shall be construed as giving an individual any right to be retained in the employ of the Company.

(d) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(e) The Plan may be amended, subject to the limits of Code Section 162(m), or terminated by the Committee at any time. However, no amendment to the Plan shall be effective without prior approval of the Company’s stockholders which would (i) increase the maximum amount that may be paid under the Plan to any person, (ii) modify the business criteria on which the Performance Goals are to be based under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

(f) This Plan shall terminate on the fifth anniversary after the date of approval by the Company’s stockholders.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the
two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 16, 2009.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/AZO
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – William C. Crowley	[ ]	[ ]	02 – Sue E. Gove	[ ]	[ ]	03 – Earl G. Graves, Jr.	[ ]	[ ]
04 – Robert R. Grusky	[ ]	[ ]	05 – J. R. Hyde, III	[ ]	[ ]	06 – W. Andrew McKenna	[ ]	[ ]
07 – George R. Mrkonic, Jr.	[ ]	[ ]	08 – Luis P. Nieto	[ ]	[ ]	09 – William C. Rhodes, III	[ ]	[ ]
10 – Theodore W. Ullyot	[ ]	[ ]

	For	Against	Abstain
2. Approval of AutoZone, Inc. 2010 Executive Incentive Compensation Plan.	[ ]	[ ]	[ ]
3. Ratification of Ernst & Young LLP as independent registered public accounting firm for the 2010 fiscal year.	[ ]	[ ]	[ ]
4. In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. [ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AutoZone, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS

I hereby appoint Harry L. Goldsmith and Rebecca W. Ballou, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc., to be held at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, on Wednesday, December 16, 2009, at 8:30 a.m. CST, and at any adjournments, on items 1, 2 and 3 as I have specified, and in their discretion on other matters as may come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors and FOR proposals 2 and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE